Exhibit 10.1

Allen & Overy LLP

CONFORMED COPY

AGREEMENT

in relation to

CREDIT FACILITIES

for

GAS NATURAL SDG, S.A.

arranged by

CAIXA D’ESTALVIS I PENSIONS DE BARCELONA

SOCIÉTÉ GÉNÉRALE, S.A.

UBS LIMITED

as mandated lead arrangers and bookrunners

with

CAIXA D’ESTALVIS I PENSIONS DE BARCELONA

as Facility Agent

5 September 2005

THIS AGREEMENT is dated 5 September 2005

BETWEEN:

(1)	GAS NATURAL SDG, S.A. (the Company);

(2)	CAIXA D’ESTALVIS I PENSIONS DE BARCELONA, SOCIÉTÉ GÉNÉRALE, S.A. and UBS LIMITED as mandated lead arrangers and bookrunners (in this capacity, the Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(4)	CAIXA D’ESTALVIS I PENSIONS DE BARCELONA and SOCIÉTÉ GÉNÉRALE, SUCURSAL EN ESPAÑA as issuing banks (in this capacity, the Issuing Banks); and

(5)	CAIXA D’ESTALVIS I PENSIONS DE BARCELONA as facility agent (in this capacity, the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means:

(a)	a savings bank, commercial bank or trust company which has a rating of A or higher by Standard & Poor’s or FitchIBCA or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations; or

(b)	Banco Ganadero, Banco Rio, Banco Provincia, Banca Itaú and Banco Ciudad, Bancomer, Banco Hipotecario, Comafi, Bradesco, Unibanco, provided that the aggregate amount of cash or Cash Equivalents held by members of the Group at all such institutions does not exceed €50,000,000; or

(c)	any other savings bank, commercial bank or trust company which has been approved by the Majority Lenders.

Acceptable State means:

(a)	the United States of America;

(b)	the United Kingdom; or

(c)	a Participating Member State which has long term credit ratings assigned to if which are no lower than A+ in the case of Standard & Poor’s and A1 in the case of Moody’s

Acceptable Transferee means:

(a)

in respect of a transfer which results in a Lender having a Commitment not exceeding €50,000,000, a New Lender which has, or which is guaranteed by an entity which has, a long term credit rating assigned to it which is no lower than A3 in the case of Moody’s or A- in the case of Standard & Poor’s and, if such Lender has a long term credit rating assigned to it by both Standard & Poors and Moody’s, then the lower of such ratings will apply; or

(b)	in respect of any transfer otherwise than in accordance with paragraph (a) above, a New Lender acceptable to each Issuing Bank.

Administrative Party means an Arranger, an Issuing Bank or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Euro at or about 11:00 a.m on a particular day.

Availability Period means the period from the date of this Agreement to and including the earlier of:

(a)	the Aval Cash Collateralisation Date; and

(b)	the Final Release Date.

Available Amount means, at any time, the aggregate of the Available Commitments of all Lenders.

Available Commitment means, in relation to each Lender at any time, its Commitment on the proposed Utilisation Date minus:

(a)	(except in relation to a deemed utilisation pursuant to Clause 6.8(f) (Settlement of Claims under Lenders’ Indemnity)) its Pro Rata Share of any amount demanded under an Aval on or before that time (including by way of indemnity); and

(b)	its participation in any Loans outstanding at such time.

In determining the Available Commitment, any utilisation hereunder by way of Avales shall be disregarded (unless at the relevant time a demand has been made under an Aval).

Aval means each aval issued by an Issuing Bank in the form set out in Schedule 8 or such other form as may be required by the CNMV and is acceptable to the Issuing Bank (acting reasonably) in connection with the Offer, each of which may be substituted by any subsequent aval issued by that Issuing Bank in substitution for that Aval for the purposes of amending the amount of that Aval or making administrative or technical changes to its terms (together the Avales).

Aval Cash Collateralisation Date means the date falling five Business Days prior to the second anniversary of the date of this Agreement.

Aval Fee has the meaning given to that term in Clause 6.9(b) (Fees in respect of Avales).

Aval Release Date means the date on which an Aval is repaid or prepaid in full and the relevant Issuing Bank (acting reasonably) is satisfied that it has no further obligation or liability under the relevant Aval.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 25.4 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Barcelona and Madrid and which is also a TARGET Day.

Cash Equivalent means at any time:

(a)	certificates of deposit or promissory notes (pagarés), maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(b)	any investment in marketable obligations issued or guaranteed by the government of an Acceptable State or by an instrumentality or agency of the government of an Acceptable State having an equivalent credit rating;

(c)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in an Acceptable State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by Standard & Poor’s or FitchIBCA or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank; or

(e)	any other instrument, security or investment approved by the Majority Lenders,

and, for the purposes of this Agreement, the amount of any of the above instruments will include any interest accrued but unpaid on that instrument.

Claimed Amount has the meaning given to that term in Clause 6.4(a) (Authority to pay claims under an Aval).

Clean-Up Period means the period commencing on the Offer Result Date and ending on the date which is 120 days after the Offer Result Date.

CNMV means the National Securities Market Commission of Spain (Comisión Nacional del Mercado de Valores).

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

in each case, to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, amongst other things, calculations of the financial covenants.

Credit means a Loan or an Aval.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

EURIBOR means for a Term of any Loan or overdue amount in Euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market.

as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Term.

Euro, EUR and € mean the single currency of the Participating Member States.

Euro Equivalent means, in relation to an amount expressed or denominated in a currency other than Euro the equivalent of that amount in Euro converted at the Agent’s Spot Rate of Exchange on the date of the relevant calculation and, in relation to an amount expressed or denominated in Euro, such amount.

Event of Default means an event specified as such in Clause 21 (Default).

Extension Fee means the fee payable, in accordance with the Fee Letter dated on or about the date of this Agreement between the Arrangers and the Company, in respect of the exercise of the Extension Option.

Extension Notice means a request by the Company to exercise the Extension Option.

Extension Option means the option of the Company to request the Lenders to extend the Final Maturity Date in respect of the Facilities to the third anniversary of the date of this Agreement in accordance with Clause 7.3 (Extension Option).

Facility means each credit facility made available under this Agreement (together the Facilities)

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	thereafter, by not less than five Business Days’ notice.

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in, or relating to, this Agreement.

Final Maturity Date means the second anniversary of the date of this Agreement or, if the Extension Option is exercised by the Borrower, the third anniversary of the date of this Agreement.

Final Release Date means the date on which the Aval Release Date has occurred in respect of each Aval.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate;

(d)	each Aval; or

(e)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit or dematerialised equivalent;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share which is redeemable prior to the third anniversary of the date of this Agreement;

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable more than 180 days after the date of its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for overdue or unpaid amounts in respect of such transactions, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or forward purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

but excludes any non-returnable grant or subsidy

Group means the Company and its Subsidiaries (and, for the avoidance of doubt, includes the Target Group with effect from the Offer Result Date).

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary

Iberclear means Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indemnified Party means:

(a)	each Issuing Bank; and

(b)	each Lender

Indemnity Claim has the meaning given to it in Clause 6.5(a) (Lenders’ Indemnity)

Indemnity Claim Notice means a notice in respect of an Indemnity Claim served pursuant to Clause 6.8(a) (Settlement of Claims under Lenders’ Indemnity) and substantially in the form of Schedule 7 (Form of Indemnity Claim Notice).

Indigo means Iberdsola, S.A.

Indigo MOU means the agreement between the Company and Indigo relating to the proposed disposal of certain assets of the Group and members of the Target Group to Indigo, which agreement is an annexure to the Spanish Offer Document.

ISP means the International Standby Practices, 1998.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender in accordance with Clause 28 (Changes to the Parties) after the date of this Agreement.

LNG Plant Debt means Financial Indebtedness incurred in connection with the development and operation of two liquefied natural gas regasification plants in Italy in an amount not exceeding €400,000,000 in respect of each such plant.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Credits and whose undrawn Commitments then aggregate 66 2/3 per cent or more of the aggregate of all the outstanding Credits and the undrawn Commitments of all the Lenders;

(b)	if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent or more of the Total Commitments; or

(c)	if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means the percentage rate per annum determined in accordance with Clause 9.3 (Margin adjustments).

Material Adverse Effect means a material adverse effect on:

(a)	the ability of the Company to perform its payment or financial covenant obligations under any Finance Document;

(b)	the validity or enforceability of any Finance Document; or

(c)	any material right or remedy of a Finance Party in respect of a Finance Document.

Material Group Member means the Company or a Material Subsidiary.

Material Subsidiary means, at any time, a Subsidiary of the Company whose gross assets, pre-tax profits or turnover (excluding intra-Group items) then equal or exceed five per cent (5%) of the gross assets, pre-tax profits or turnover of the Group. For this purpose:

(a)	the gross assets, pre-tax profits and turnover of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets, pre-tax profits or turnover of that Subsidiary will be determined from its latest financial statements;

(c)	the gross assets, pre-tax profits or turnover of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets, pre-tax profits or turnover of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, the disposing subsidiary will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; for the avoidance of doubt, the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Measurement Period means a period of 12 months ending on:

(a)	the last day of a financial half-year of the Company; or

(b)	such other date as may be specified in this Agreement.

Moody’s means Moody’s Investor Service Limited.

New Lender has the meaning given to it in Clause 28.2(a) (Assignments and transfers by Lenders).

NOF has the meaning given to that term in Part 2 of Schedule 2 (Conditions Precedent to Drawdown of Loans).

Non-Consenting Lender means any Lender who does not agree to any waiver or amendment:

(a)	that the Company or the Facility Agent (at the request of the Company) has requested the Lenders to consent to;

(b)	which, under the provisions of the Finance Documents, requires the consent of all of the Lenders; and

(c)	to which the Majority Lenders have consented.

Offer means the offer for the Shares to be filed with the CNMV by the Company (or on its behalf) on or before the date falling two Business Days after the date of this Agreement to shareholders of the Target, as that offer may be amended in a manner allowed under this Agreement

Offer Document means each of:

(a)	the prospectus (Folleto Explicativo) to be registered with the CNMV in respect of the Offer (the Spanish Offer Document); and

(b)	the U.S. prospectus and tender offer statement regarding the offer made to investors in American Depository Receipts of Target and U.S. holders of ordinary shares in the Target, which documents will describe the terms of the Offer, contain such other information as is required to be included therein pursuant to U.S. law and the requirements of the U.S. Securities and Exchange Commission and otherwise be consistent in all material respects with the Spanish Offer Document (the U.S. Offer Document).

Offer Funding Date means the Spanish Banking Day immediately preceding the Offer Settlement Date.

Offer Result Date means the date on which an announcement of a positive outcome of the Offer is published in the Trading Bulletin (Boletín de Cotización) of the Madrid Stock Exchange

Offer Settlement Date means the date on which the Company is due to make payment in cash for the Shares to be acquired by it pursuant to the Offer.

Original Financial Statements means the audited consolidated financial statements (Cuentas Anuales, including Balance, Cuenta de Pérdidas y Ganancias and Memoria) of the Group for the year ended 31 December 2004.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union

Party means a party to this Agreement.

Paying Agent means the agent appointed by the Company in the context of the Offer as agent for the payment to members of the SCLV of any purchase price for Shares pursuant to the Offer.

Permitted Transaction means:

(a)	an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

(b)	any other transaction agreed by the Majority Lenders.

Project means any particular project of a member of the Group for the ownership, creation, development, construction, improvement or exploitation of any of its assets.

Project Assets means any assets used in connection with a Project

Project Company means a member of the Group whose only assets comprise:

(a)	Project Assets; or

(b)	shares or other interests in a member or members of the Group whose only assets comprise Project Assets

Project Debt means any Financial Indebtedness incurred by a Project Company in connection with a Project where the provider of the Financial Indebtedness has no recourse against any member of the Group or its assets, except for recourse to:

(a)	the Project Assets; or

(b)	shares in Project Companies,

in each case relating to that Project

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its undrawn Commitment under that Facility bears to all of the undrawn Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)	if there is no Credit outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Qualifying Lender means a Lender which is:

(a)	a financial institution (entidad de crédito o establecimiento financiero de crédito) resident in Spain as described in paragraph (c) of Article 59 of Royal Decree 1777/2004 of 30 July (Real Decreto 1777/2004 de 30 de julio); or

(b)	a Spanish permanent establishment of a non-Spanish resident financial institution (entidad financiera), in the meaning of the second paragraph of Article 8.1 of Royal Decree 1776/2004 (Real Decreto 1776/2004 de 30 de julio); or

(c)	a resident in a member country of the European Union (other than Spain) or a permanent establishment of such European Union resident situated in another state of the European Union, provided that it does not act through a territory considered as a tax haven pursuant to Spanish law, nor through a permanent establishment in Spain; or

(d)	a resident for tax purposes in a country with which Spain has entered into a treaty for the avoidance of double taxation which makes provision for full exemption from tax imposed by Spain on interest provided such person does not act through a permanent establishment in Spain.

Rate Fixing Day means the later of the date of the relevant Request and the second TARGET Day before the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Facility Agent, Banco Bilbao Vizcaya Argentaria S.A. and Banco Santander Central Hispano, S.A. and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Relevant Asset means any assets or shares:

(a)	which are identified in the Indigo MOU as being proposed to be disposed of to Indigo (whether or not actually so disposed of) (each an MOU Asset);

(b)	which are disposed of pursuant to any document or instrument agreed in accordance with or resulting from negotiations arising as a result of the Indigo MOU; or

(c)	which are required by law or regulation to be disposed of as a result of or in connection with the Offer,

in each case other than any shares in Enagas S.A.

Relevant Obligation means:

(a)	in respect of each Issuing Bank, all of its obligations and liabilities (whether actual or contingent) under the Aval issued by it; and

(b)	in respect of each Lender, all of its obligations and liabilities (whether actual or contingent) under Clause 6.5 (Lenders’ Indemnity).

Repeating Representations means the representations set out in Clause 16 (Representations) other than the representations set out in Clauses 16.9 (No material adverse change), 16.10 (Litigation), 16.12 (Information Memorandum) and 16.13 (Borrowing).

Request means a request for a Loan or an Aval substantially in the form of Schedule 3 (Form of Request).

Reservations means any general principles of law limiting obligations which are referred to in any legal opinion delivered pursuant to this Agreement.

SCLV means the Spanish Settlement and Clearing Service (Servicio de Compensación y Liquidación de Valores) operated by Iberclear.

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

SDC means the Spanish Competition Commission (Servicio de Defensa de la Competencia).

Security Interest means any mortgage, pledge, lien, charge, security assignment, hypothecation or other security interest or any other agreement or arrangement having a similar effect

Shares means all the issued shares in the capital of the Target (including any shares of the Target issued or to be issued whilst the Offer remains open for acceptance).

SIBE means Sistema de Interconexión Bursátil Español

Spain means the Kingdom of Spain and its constituent parts, and Spanish shall be construed accordingly

Spanish Banking Day means a day (other than a Saturday or Sunday):

(a)	which is a Business Day; and

(b)	on which SIBE is operative in accordance with the operating calendar of SIBE

Standard & Poor’s means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies Inc.

Sterling or £ means the lawful currency for the time being of the U.K.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Syndication Period means the period from the date of this Agreement to the earlier of:

(a)	the date on which the Arrangers notify the Company that general syndication of the Facilities has closed; and

(b)	the date three months after the Offer Settlement Date.

Target means Endesa, S.A.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

Target Group means Target and its Subsidiaries as at the Offer Result Date.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) imposed or levied by Spain or any taxing authority in Spain.

Tax Credit means a credit against any Tax or relief or remission for Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax imposed or levied by Spain or any taxing authority of Spain from a payment under a Finance Document.

Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means each period:

(a)	determined in accordance with Clause 10 (Terms) or otherwise under this Agreement by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	determined under this Agreement for which the Issuing Bank may be under a liability under an Aval.

Total Commitments means the aggregate of the Commitments of all the Lenders (being, as at the date of this Agreement, the amount identified as such in Schedule 1 (Original Parties))

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

U.S. means the United States of America.

Utilisation Date means each date on which a Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	the long term credit rating assigned to a person means the solicited long term credit rating of that person where the rating is based primarily on the unsecured credit risk of that person;

(viii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default being outstanding means that it has not been remedied or waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause or a Schedule is a reference to a clause of, or a schedule to, this Agreement;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xvi)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	an amount in Euro is only payable in the Euro unit;

(iii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iv)	any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

(f)	An Aval is repaid or prepaid if:

(i)	the Company provides cash cover for that Aval; or

(ii)	the maximum amount payable under that Aval is paid or reduced in accordance with its terms; or

(iii)	that Aval is returned to the relevant Issuing Bank; or

(iv)	the relevant Issuing Bank is satisfied that it has no further liability under that Aval,

provided that, for the avoidance of doubt, a substitution of an Aval for the purposes referred to in the definition of that term will not constitute a repayment or prepayment of that Aval for the purposes of this Agreement

The amount by which an Aval is repaid or prepaid under subparagraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(g)	Cash cover is provided for an Aval if the Company funds and maintains a cash deposit in the currency of the Aval with the CNMV in place of or in consideration of a reduction in the amount of that Aval. If the CNMV for any reason does not accept any such deposit (or if the CNMV repays any amount of such deposit) cash cover will be provided if the Company pays an amount in the currency of the Aval to an interest-bearing account in the name of the Company and the following conditions are met:

(i)	subject as set out below, the account is with the relevant Issuing Bank in such branch as it may specify if the cash cover is to be provided for all the Lenders or with a Lender if cash cover is to be provided to a Lender;

(ii)	until no amount is or may be outstanding under that Aval, withdrawals from the account may only be made to pay to the relevant holder of the cash collateral amounts due and payable to it under that Aval or this Agreement; and

(iii)	the Company has at its own cost created and perfected a Security Interest over that account, in form and substance satisfactory to the relevant holder of the cash cover, creating a first ranking security interest over that account in favour of the relevant holder of the cash cover

At any time whilst the Company is providing cash cover to a Finance Party in respect of an Aval, the Company will negotiate with the CNMV and otherwise use best endeavours to procure that the CNMV accepts a cash deposit by the Company in place of or in consideration of a reduction in the amount of that Aval and the Finance Parties will co-operate in effecting any such arrangement.

At any time prior to the Aval Release Date the Company will to the extent that there are at that time any Avales outstanding hold any amount of any repayment of a deposit by the CNMV on trust for payment to the Issuing Banks in proportion to the outstanding amounts of the Avales issued by it.

Any account opened in accordance with those provisions shall bear interest at a commercial rate.

(h)	The outstanding or principal amount of an Aval at any time is the maximum amount that is or may be payable by the Company in respect of that Aval at that time.

2.	FACILITIES

2.1	Facilities

Subject to the terms of this Agreement, the Lenders make available to the Company:

(a)	a term loan facility; and

(b)	a documentary credit facility which shall be utilised by way of the issuance of the Avales by the Issuing Banks supported by the indemnities of the Lenders as set out in Clause 6.5 (Lenders’ Indemnity).

in an aggregate amount not exceeding the Total Commitments.

2.2	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent (mancomunados) rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent (mancomunada) debt.

3.	PURPOSE

3.1	Loans

A Loan may only be used for the purpose of:

(a)	making payment to the Paying Agent to fund the cash consideration element of the purchase price required to be paid for the Shares to be acquired by the Company under the Offer, provided that such payment obligation is supported by an Aval; or

(b)	providing cash cover to the Issuing Banks on the Aval Cash Collateralisation Date

3.2	Avales

Each Aval may only be used to support the obligations of the Company in respect of the Offer in accordance with the requirements of the CNMV pursuant to Spanish Royal Decree 1197/1991 (dated 26 July 1991) on Public Tender Offers (as amended).

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

3.4	Currency

Each utilisation of the Facilities must be denominated in Euro.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given, and the obligations of each Lender under Clause 6.5 (Lenders’ Indemnity) shall not arise, until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent to the Issue of the Avales) in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders). The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Conditions precedent to Utilisation by way of Avales

The obligations of each Issuing Bank to issue an Aval are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Aval:

(a)	the Repealing Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the issuance of that Aval.

4.3	Conditions precedent to Utilisation by way of Loan

(a)	Save as set out below, the obligations of each Lender to participate in a Loan are subject to the further conditions precedent that:

(i)	the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 2 of Schedule 2 (Condition Precedent Documents) in form and substance satisfactory to the Facility Agent (acting reasonably); and

(ii)	on both the date of the Request and the Utilisation Date for that Loan:

(A)	the Repeating Representations are correct in all material respects; and

(B)	no Default is outstanding or would result from the Loan

(b)	The conditions set out in Clause 4.3(a) shall not apply to any drawing for the purpose specified in Clause 3.1(b) (Loans) or to any deemed drawing pursuant to Clause 6.8(f) (Settlement of Claims under Lenders’ Indemnity)

5.	UTILISATION - LOANS

5.1	Giving of Request

(a)	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request in respect of a drawing to be made on the Offer Funding Date is 11.00 a.m. on the Business Day immediately preceding the Offer Funding Date.

(c)	Each Request is irrevocable.

(d)	The Company will submit a duly completed Request in respect of a Loan by no later than 11.00 a.m. on the earlier of:

(i)	the Business Day immediately preceding the Offer Funding Date (in an amount equal to the cash consideration element of the purchase price for the Shares payable on such date); and

(ii)	the date falling two Business Days before the Aval Cash Collateralisation Date (in an amount equal to the amount of the Avales on such date),

and the Company hereby irrevocably authorises and instructs the Facility Agent to complete and submit such a Request on behalf of the Company if it fails to issue a Request for a Loan by such time.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is the Offer Funding Date or the Aval Cash Collateralisation Date, and such date falls within the Availability Period;

(b)	the amount of the Loan requested does not exceed the lower of:

(i)	an amount not exceeding the cash consideration element of the purchase price payable for the Shares to be acquired by the Company pursuant to the Offer, provided that such payment obligation is supported by an Aval; and

(ii)	the Available Amount;

(c)	the proposed Term complies with this Agreement; and

(d)	in the case of a Loan for the purpose specified in Clause 3.1(b), such Request contains payment instructions in form and substance satisfactory to the Facility Agent in respect of the full amount of the Loan providing for such amounts to be paid directly to the CNMV or the Issuing Bank, as applicable.

Only one Loan may be requested in a Request, Only one Request for a Loan will be permitted under this Agreement.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of a Loan will be its Pro Rata Share of the Total Commitments on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loan would exceed its Available Commitment; or

(ii)	the Credits would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Company through its Facility Office on the relevant Utilisation Date.

6.	UTILISATION – AVALES

6.1	Giving of Requests

(a)	The Company may request an Aval to be issued by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent and the Issuing Bank otherwise agree, the latest time for receipt by the Facility Agent of a duly completed Request is 11:00 am one Business Day before the proposed Utilisation Date.

(c)	Each Request is irrevocable.

(d)	Only one Request for Avales will be permitted under this Agreement (not including a Request for an aval to be issued in substitution for an Aval, in the manner contemplated in the definition of the term ‘Aval’)

6.2	Completion of Requests

A Request for Avales will not be regarded as being duly completed unless:

(a)	it specifies that it is for Avales;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the aggregate amount of the Avales requested:

(i)	is (A) equal to or less than the maximum undrawn amount available under the Facility on the proposed Utilisation Date and (B) equal to the amount of the cash consideration element of the purchase price payable for the Shares proposed to be acquired by the Company pursuant to the Offer; or

(ii)	such as other amount as the Facility Agent any agree;

(d)	the proposed beneficiaries are the shareholders of the Target;

(e)	the form of Avales are attached; and

(f)	the delivery instructions for the Avales are specified.

6.3	Issue of Aval

(a)	The Facility Agent must promptly notify each Issuing Bank and each Lender of the details of the requested Avales and the amount of its share of those Avales.

(b)	The amount of each Lender’s share in an Aval will be its Pro Rata Share on the proposed Utilisation Date.

(c)	Each of the Issuing Banks will issue Avales in an amount equal to fifty per cent (50%) of the aggregate amount of Avales specified in the Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Banks must issue the Avales on the Utilisation Date.

(e)	The Company shall file the Avales with the CNMV at the same time as it files its application to make the Offer.

(f)	The Issuing Banks are not obliged to issue any Aval if as a result:

(i)	a Lender’s share in the Credits would exceed its Commitment; or

(ii)	the Credits would exceed the Total Commitments.

(g)	No Issuing Bank has a duty to enquire of any person whether or not the conditions precedent set out in paragraph (f) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. The Issuing Bank will have no liability to any person for issuing an Aval based on any such assumption.

6.4	Authority to pay claims under an Aval

(a)	The Company irrevocably and unconditionally authorises the Issuing Banks to pay any claim made or purported to be made under an Aval which appears on its face to be in order (a claim, the amount of any such claim being a Claimed Amount)

(b)	The Company acknowledges that the Issuing Banks:

(i)	are not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(c)	The obligations of the Company under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

6.5	Lenders’ Indemnity

(a)	Subject to the terms of this Agreement, each Lender unconditionally and irrevocably agrees to pay to each Issuing Bank, on first demand, an amount equal to its share of any Claimed Amount in accordance with the arrangements for payment set out in Clause 6.8 (Settlement of Claims under Lenders’ Indemnity), any claim made hereunder being an Indemnity Claim.

(b)	No claim can be made hereunder in respect of any Claimed Amount in respect of which an Issuing Bank has otherwise been reimbursed including, without limitation, by way of the provision of cash cover to the Issuing Bank out of the proceeds of a Loan.

(c)	Each Lender’s share of any Claimed Amount under Clause 6.5(a) shall be its Pro Rata Share on the Utilisation Date of the relevant Aval but adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d)	The maximum aggregate liability of each Lender to the Issuing Banks under this Clause 6.5 shall be automatically reduced by an amount equal to:

(i)	any and all payments made by that Lender to an Issuing Bank under or in respect of an Aval; and

(ii)	that Lender’s share (determined in accordance with Clause 6.5(c)) of:

(A)	any payment made by the Company to an Issuing Bank in relation to a Claimed Amount pursuant to Clause 6.6 (Company Indemnities); and

(B)	any reduction in the amount of an Aval otherwise than as a result of a repayment or prepayment.

(e)	Any failure by any Party to perform its obligations under an Aval or hereunder shall not relieve or discharge any other Party of its obligations under the relevant Aval or hereunder. No Party is responsible for the obligations of any other Party under this Agreement.

(f)	The obligations of each Lender under this Clause 6.5 are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any Aval, regardless of any intermediate payment or discharge in whole or in part.

(g)	The obligations of any Lender under this Clause 6.5 will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document, any Aval or any other document or security; or

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Aval or any other document or security.

(h)	The obligations of each Lender under this Clause 6.5 are several, and neither joint nor joint and several. No Lender shall be liable for the failure of any other Lender to perform its obligations hereunder, and the failure of a Lender to perform its obligations hereunder shall not affect or increase the liability of any other Lender hereunder.

(i)	The obligation of each Lender under this Clause 6.5 is an independent, primary obligation which each Lender undertakes as principal, and not as a surety or guarantor.

(j)	Each such obligation constitutes and shall be treated as a “standby” for the purposes of Rule 1.01 of the ISP. The ISP shall apply to each such obligation, to the extent not inconsistent with the terms of the Finance Documents.

(k)	Each Lender’s obligation to make payment pursuant to Clause 6.5(a) is irrevocable and is subject only to the relevant Indemnity Claim Notice being in conformity with the provisions of Clause 6.8 (Settlement of Claims under Lenders’ Indemnity) and being served in accordance with the procedure for the service of notices set out in Clause 34 (Notices).

6.6	Company Indemnities

(a)	In consideration of the Indemnified Parties entering into the Relevant Obligations, the Company irrevocably and unconditionally undertakes on demand by an Indemnified Party:

(i)	to indemnify and hold harmless that Indemnified Party from and against all liabilities, costs, losses, damages and expenses which that Indemnified Party incurs directly or indirectly or sustains by reason or arising in any way whatsoever in connection with or by reference to entering into the Relevant Obligations or that Indemnified Party’s performance of the Relevant Obligations; and

(ii)	without limiting subparagraph (i) above, to reimburse that Indemnified Party for any amount demanded of, or paid by, it under the Relevant Obligations in the currency of the relevant amount of the relevant demand, provided that to the extent that the Company is obliged to reimburse the Lenders hereunder, the claims of the Lenders against the Company in respect of such reimbursement shall be evidenced by one or more Loans arising under Clause 6.8(f) (Settlement of Claims under Lenders’ Indemnity) and the provisions of Clause 6.8 (Settlement of Claims under Lenders’ Indemnity) will govern such reimbursement.

(b)	The Company unconditionally and irrevocably authorises and directs each Indemnified Party to pay any demand made pursuant to and in accordance with the Relevant Obligations under which such demand is made without requiring proof of the Company’s agreement that the amounts so demanded are or were due and notwithstanding that the Company may dispute the validity of any such request, demand or payment and further confirm that each Indemnified Party shall be entitled to pay any demand which appears on its face to be in order and agree that in respect of the Relevant Obligations no Indemnified Party is concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between any Indemnified Party and any other person. This paragraph shall apply in respect of amounts so paid without regard to any other condition, the sufficiency, accuracy or genuineness of any such request or demand or any certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing or issuing such request, demand or certificate. No Indemnified Party shall be obliged to enquire as to any such matters and may assume that any such request, demand, certificate or statement is correct and properly made.

(c)	The obligations of the Company under this Clause 6.6 (Company Indemnities) shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release, prejudice or otherwise exonerate any of its obligations under this Clause in whole or in part (whether or not known to the Company or any other person). This includes:

(i)	any time or waiver granted to or composition with any Indemnified Party or any other person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document, any Aval or any other document or security; or

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Aval or any other document or security.

(d)	The obligations of the Company under this Clause 6.6 (Company Indemnities) shall be continuing obligations, shall extend to the ultimate balance of all amounts expressed to be payable hereunder and shall continue in force notwithstanding any intermediate payment in whole or in part of amounts payable hereunder.

(e)	A certificate from an Indemnified Party certifying the total amount due from the Company under this Clause shall, in the absence of manifest error, be conclusive evidence of the matters so certified.

6.7	Rights of contribution

The Company will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

6.8	Settlement of Claims under Lenders’ Indemnity

(a)	If an Issuing Bank wishes to make an Indemnity Claim under Clause 6.5 (Lenders’ Indemnity), it shall do so by serving on each Lender (in accordance with the provisions for the service of notices set out in Clause 34 (Notices)) a duly completed Indemnity Claim Notice specifying the Claimed Amount and the amount of the Lender’s share of that Claimed Amount determined in accordance with Clause 6.5(c) (Lenders’ Indemnity).

(b)	An Indemnity Claim Notice from an Issuing Bank as to any amount due to it from a Lender pursuant to Clause 6.5 (Lenders’ Indemnity) must be in the form set out in Schedule 7 and, if in that form and if properly completed, shall, in the absence of manifest error, be prima facie evidence of the matters to which it relates.

(c)	Each Lender will make payment of its share of any Indemnity Claim on the date falling three Business Days after receipt of the relevant Indemnity Claim Notice.

(d)	If a Lender makes payment of any amount due pursuant to an Indemnity Claim, that Lender shall automatically be subrogated to the rights of the relevant Issuing Bank in respect of such payment.

(e)	Each Lender shall discharge its payment obligations hereunder by making payment of any amount due from it to the Facility Agent for the account of the relevant Issuing Bank, and the Facility Agent will immediately remit such payments to or to the order of the relevant Issuing Bank in accordance with such payment instructions as such Issuing Bank shall from time to time give to the Facility Agent for this purpose.

(f)	The making of a payment by a Lender pursuant to this Clause 6.8 shall, to the extent that there is at that time an Available Amount, constitute a utilisation by way of the borrowing of a Loan by the Company. The other provisions of this Agreement shall apply to each such Loan save that:

(i)	the conditions precedent set out in Clauses 4.1 (Conditions precedent documents) and 4.3 (Conditions precedent to Utilisation by way of Loan) shall not apply to the making of any such Loan; and

(ii)	each such Loan shall have an initial Term of one month.

(g)	The Company hereby irrevocably authorises the borrowing of any Loan made under this Clause 6.8 and agrees to adopt, and that it shall be liable in respect of, each such Loan as if it was a Loan borrowed by the Company hereunder pursuant to a Request.

6.9	Fees in respect of Avales

(a)	The Company must pay to each Issuing Bank the fees in respect of each Aval requested by it in the manner agreed in the Fee Letter between that Issuing Bank and the Company.

(b)	The Company must pay to the Facility Agent for each Lender a fee (the Aval Fee) computed at the rate determined as set out below on the outstanding amount of each Aval issued hereunder except to the extent repaid in respect of the period from the Utilisation Date in respect of that Aval until the relevant Aval Release Date. This fee will be distributed according to each Lender’s Pro Rata Share of that Aval on that Utilisation Date, adjusted to reflect any assignment or transfer to or by that Lender permitted by the terms of this Agreement.

(c)

The fee accrued under paragraph (b) above is payable quarterly in arrear (or by reference to any shorter period that ends on an Aval Release Date relative to a particular Aval). The accrued amount of such fee is also payable to the Facility Agent on the cancelled amount of any Lender’s

Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the relevant Aval is prepaid or repaid in full.

(d)	The Aval Fee will be zero point three one per cent (0.31%) per annum.

7.	REPAYMENT AND CASH COLLATERALISATION

7.1	Repayment of Loans

The Company must repay each Loan in full on the Final Maturity Date.

7.2	Cash Collateralisation of Avales

The Company must provide cash cover in respect of the full amount of each Aval on the second anniversary of the date of this Agreement to the extent not repaid or prepaid prior to that date.

7.3	Extension Option

(a)	Subject as set out below, the Company may, subject to payment of the Extension Fee and by notice to the Facility Agent, request the Lenders to extend the Final Maturity Date in respect of the Facilities to the third anniversary of the date of this Agreement.

(b)	If a valid Extension Notice is delivered, the Facility Agent will promptly notify the Lenders to that effect.

(c)	If, on the date of receipt of a valid Extension Notice:

(i)	the Repeating Representations are correct in all material respects;

(ii)	there is no Default outstanding; and

(iii)	the Extension Fee has been paid,

the Final Maturity Date shall be extended to the third anniversary of the date of this Agreement.

(d)	The Extension Notice may only be issued to the Facility Agent by the Company at least 15 days, but no more than 60 days, prior to the second anniversary of the date of this Agreement and, once issued, such notice shall be irrevocable

(e)	The Extension Option may only be exercised once.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay the share of that Lender in each Credit on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)	the last day of the current Term of that Credit; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

8.2	Mandatory prepayment - change of control

(a)	For the purposes of this Clause:

a change of control occurs if any person or group of persons acting in concert gains control of the Company;

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control:

(i)	the Total Commitments will be immediately cancelled; and

(ii)	the Company shall, within 60 days after the occurrence of that change of control, repay or prepay all outstanding Credits, together with accrued interest and all other amounts accrued under the Finance Documents.

8.3	Mandatory prepayment - disposals and refinancing

(a)	For the purposes of this Clause:

funding event means:

(i)	any public issue or public offering of any equity, debt or convertible securities for a cash or part-cash consideration;

(ii)	any private placement of equity, debt or convertible securities for a cash or part-cash consideration; and

(iii)	any loan, acceptance credit, note purchase facility or other raising of Financial Indebtedness (not falling within paragraph (i) or (ii) above) of whatever kind,

in any such case by any member of the Group (and securities includes bonds, notes, debentures, loan stock and share capital instruments (whether bearer or registered and whether or not transferable)) but excluding any issue of Financial Indebtedness described in paragraphs (i), (ii), (iv), (viii), (ix), (xii) or (xiii) of Clause 19.7(b) (Financial Indebtedness).

net proceeds means:

(i)	in relation to any disposal of an asset, the aggregate of the amount received in cash or Cash Equivalents and an amount equal to the value of any other consideration received by a member of the Group in respect of such disposal:

(A)	including the amount of any intercompany loan repaid to continuing members of the Group;

(B)	treating any amount owing to and set off by any purchaser of assets as consideration received in cash;

(C)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in respect of that disposal or claim; and

(D)	after deducting fees, commissions, discounts, costs and expenses reasonably incurred by members of the Group directly in connection with that disposal or claim; and

(ii)	in relation to a funding event, the amount received in cash by a member of the Group in respect of such issue:

(A)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in respect of that issue; and

(B)	after deducting fees, commissions, discounts, costs and expenses reasonably incurred by members of the Group directly in connection with that funding event.

recovery event means the disposal of any Relevant Asset to a person who is not a member of the Group.

(b)	The Company must apply an amount equal to the net proceeds of recovery events in or towards prepaying the Credits.

(c)	The Company must apply an amount equal to the net proceeds of funding events in or towards prepaying the Credits.

(d)	Any prepayment under this Clause 8.3 must be made on or before the last day of the Term of the Loan in which the relevant net proceeds were received or recovered or, in the case of a prepayment of an Aval, immediately upon such receipt.

8.4	Mandatory Prepayment – offer conditions

(a)	On the date falling fifteen months after the Offer Settlement Date, if the Company has not either:

(i)	acquired seventy-five per cent (75%) or more of the issued voting share capital of the Target; or

(ii)	effected a merger pursuant to Section 233 et seque of the Spanish Companies Act (Ley de Sociedades Anónimas) with the Target,

the Total Commitments will be immediately cancelled and the Company shall immediately pay or prepay all outstanding Credits, together with accrued interest and all other amounts accrued under the Finance Documents.

(b)

If the EC Commission takes a decision blocking the concentration pursuant to Articles 8(3) or 8(4) of EC Regulation 139/2004, of 20 January 2004, on the control of concentrations between undertakings, then on the date falling six months after such decision is published the Total Commitments will be immediately cancelled and the Company shall immediately pay or prepay the outstanding Credits, together with accrued interest and all other amounts accrued under the Finance Documents.

8.5	Voluntary prepayment

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay any Credit (such payment, in the case of a Loan, to be on the last day of its current Term) in whole or in part.

(b)	A prepayment of part of a Credit must be in a minimum amount of €5,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.6	Automatic cancellation

(a)	To the extent that:

(i)	the Commitment exceeds the aggregate amount of the Avales issued on the first Utilisation Date hereunder; or

(ii)	at any time before the relevant Aval Release Date, the amount of an Aval is repaid or prepaid (for this purpose ignoring any cancellation of an Aval which occurs as a result of a substitution of that Aval in accordance with this Agreement save to the extent of any net reduction occurring as a result of such substitution), the Commitment of each Lender will be automatically cancelled on that date on a pro rata basis by an amount equal to the such excess or net reductions as the case may be.

(b)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

(c)	The Commitment of each Lender will be automatically cancelled at the close of business on the day falling seven days after the date of this Agreement if no utilisation of the Facility has occurred.

(d)	The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

8.7	Voluntary cancellation

(a)	At any time after the Final Release Date, the Company may, by giving not less than five Business Days’ prior written notice to the Facility Agent, cancel the unutilised amount of the Commitments in whole or in part.

(b)	Partial cancellation of the Commitments must be in a minimum aggregate amount of €50,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.8	Involuntary prepayment and cancellation

(a)	If the Company is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay that Lender’s share in each Credit on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be the last day of the current Term for that Credit or, if earlier, the date specified by the Company in its notification.

8.9	Partial prepayment of Loan

No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed

8.10	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest and/or, as the case may be, any Aval Fee on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on the Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost.

9.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on the Loan on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

9.3	Margin adjustments

(a)	Subject to the following provisions of this Clause, the Margin will be the rate that would be applicable in accordance with paragraph (b) below if the long term credit ratings assigned to the Company by Standard & Poor’s and Moody’s were A- and A3 respectively.

(b)	The Margin will, on each date on which a revised long term credit rating assigned to the Company by either Moody’s or Standard & Poor’s which takes into account the acquisition of the Shares pursuant to the Offer is published or withdrawn or on which any repayment or prepayment of the Facility occurs in each case after the date of this Agreement, be adjusted to the percentage rate specified in the table below and set in the relevant column opposite the relevant long term credit rating assigned to the Company at that time.

		Margin (per cent per annum)
Rating		Amount outstanding under the Facility
Moody’s	Standard & Poor’s	€5.3bn or more	less than €5.3bn	less than €2.8bn
A1 or higher	A+ or higher	0.250	0.225	0.200
A2	A	0.300	0.275	0.250
A3	A-	0.375	0.350	0.325
Baa1	BBB+	0.450	0.425	0.400
Baa12 or lower	BBB or lower	0.625	0.600	0.575

(c)	If at any time only one of Moody’s or Standard & Poor’s assigns a long term credit rating to the Company the Margin will be determined on the basis of the long term credit rating of such agency. If at any time there is a difference in the long term credit rating assigned to the Company by each of Moody’s and Standard & Poor’s the Margin will be determined on the basis of the average of the applicable rates specified in the table above and set out in the relevant column opposite the relevant long term credit ratings

(d)	If at any time neither Moody’s nor Standard & Poor’s assigns a long term credit rating to the Company the Margin will, in the absence of agreement to the contrary pursuant to paragraph (h) below, be the rate applicable in accordance with paragraph (b) above if the long term credit ratings assigned to the Company by Standard & Poor’s and Moody’s were Baa2 and BBB respectively

(e)	Any adjustment to the Margin (whether upwards or downwards) in accordance with paragraphs (b), (c) or (d) above will apply for each Term of a Loan which commences after:

(i)	the date of announcement of any relevant change to the long term credit rating assigned to the Company, in the case of a rating downgrade;

(ii)	the date of published confirmation of any relevant change to the long term credit rating assigned to the Company, in the case of a rating upgrade;

(iii)	the date on which a long term credit rating ceases to be assigned to the Company by either Moody’s or Standard & Poor’s;

(iv)	if applicable, the date on which Moody’s or Standard & Poor’s confirms that the existing rating of the Company takes into account the acquisition of the Shares; and/or

(v)	the date of the relevant repayment or prepayment.

(f)	Promptly after the directors of the Company becoming aware of the same, the Company shall inform the Facility Agent in writing if any change in the long term credit rating assigned by either Moody’s or Standard & Poor’s to the Company is published, confirmed or announced or if a long-term credit rating ceases to be assigned to it by either Moody’s or Standard & Poor’s.

(g)	The Company will use its reasonable endeavours to ensure that both Moody’s and Standard & Poor’s assign a long term rating to the Company.

(h)	If, save as a result of a neglect or breach of this Agreement by the Company, neither Moody’s nor Standard & Poor’s assigns a long term rating to the Company and the Company so requires, the Company and the Facility Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the Margin and the Aval Fee.

(i)	Any alternative basis agreed will, with the prior consent of all the Lenders and the Company, be binding on all the Parties.

9.4	Interest on overdue amounts

(a)	If the Company fails to pay any amount payable by it under the Finance Documents in accordance with their terms, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (a) above, if the overdue amount is a principal amount of the Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be two per cent per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	TERMS.

10.1	Selection

(a)	The Loan has successive Terms.

(b)	The Company must select the first Term for the Loan in the Request and thereafter each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for the Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If the Company fails to select a Term for the Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to the following provisions of this Clause, each Term for the Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

10.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

10.3	Syndication

If the Arrangers have not notified the Company that primary syndication has been completed by the date of first Utilisation by way of Loan, the Terms of the Loan selected during the Syndication Period shall be seven, 14 or 21 days or one month or any other period agreed by the Company and the Arrangers.

10.4	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of the Loan.

10.5	Notification

The Facility Agent must notify the Lenders of the duration of each Term promptly after ascertaining its duration.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate

If EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 11.00 noon (London time) on a Rate Fixing Day, the applicable EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.00 a.m. (London time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 40 per cent of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requites, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders and the Company, binding on all the Parties.

12.	TAXES

12.1	Tax gross-up

(a)	The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender, or

(ii)	the Company or a Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by the Company or the Facility Agent, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Except as provided below, the Company is not required to make an increased payment under Clause 12.1(c) above for a Tax Deduction to a Lender that is not, or has ceased to be, on the date when the payment falls due, a Qualifying Lender in excess of the amount that the Company would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Clause 12.1(d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)	The Company is not required to make an increased payment to a Lender under Clause 12.1(c) above for a Tax Deduction if such Lender is required to provide a valid certificate pursuant to Clause 12.6 (Tax certificates) and has failed to provide such certificate to the Company prior to the time at which the Company becomes obliged to make a payment to that Lender hereunder.

(g)	The Company is not required to make an increased payment to any Finance Party other than a Lender under Clause 12.1(c) above for a Tax Deduction if such Finance Party is required to provide a valid certificate pursuant to 12.6 (Tax certificates) and has failed to provide such certificate to the Company prior to the time at which the Company becomes obliged to make a payment to that Finance Party hereunder.

(h)	Each Finance Party and the Company shall co-operate and use their reasonable endeavours in completing any procedural formalities necessary for the Company to make a payment without a Tax Deduction and to claim reimbursement of any Tax paid.

(i)	If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(j)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, or within 30 days after the expiry of the statutory period to make a payment to the relevant taxing authority, as the case may be, the Company must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

12.2	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction.

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a loss or liability:

(i)	is compensated for by an increased payment under Clause 12.1(c) (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 12.1 (Tax gross-up) but was no so compensated solely because one of the exclusions in paragraphs (d), (f) or (g) of Clause 12.1 (Tax gross-up) applied.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

(e)	A Finance Party shall, on receiving a payment under this Clause, notify the Facility Agent.

12.3	Tax Credit

If the Company makes a Tax Payment and it is required to make an increased payment under Clause 12.1(c) and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Company which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Company.

12.4	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax imposed or levied by Spain or any taxing authority of or in Spain payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a transfer certificate unless the Transfer Certificate is substantially in the form set out in Schedule 5 (Form of Transfer Certificate).

12.5	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document by the Company is exclusive of any value added tax or any other Tax of a similar nature imposed or levied by Spain or any taxing authority of or in Spain which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of the Company under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

12.6	Tax certificates

(a)	Without prejudice to the other provisions of this Clause 12:

(i)

Non-Spanish Qualifying Lenders, provided they do not act through a permanent establishment in Spain, shall supply the Facility Agent (which shall forthwith deliver a copy thereof to the Company) prior to the due date for payment of any interest or fees hereunder with a certificate of residence issued by the pertinent fiscal administration proving that such Qualifying Lender is resident for tax purposes in its country of residence or, as the case may be, proving that such Qualifying Lender is resident in a state which has signed and ratified a double taxation treaty with Spain, for the purposes of such double taxation treaty; and

(ii)	Non-Spanish Lenders, provided they do not act through a permanent establishment in Spain which are non Qualifying Lenders, but which are entitled to a tax rate below the general rate applicable to interest shall supply the Facility Agent (which shall forthwith deliver a copy thereof to the Company) prior to the due date for payment of any interest or fees hereunder with a certificate of residence issued by the pertinent fiscal administration, proving that such Lender is resident in a State which has signed and ratified a double taxation treaty with Spain for the purposes of such double taxation treaty, providing for such lower rate; and

(iii)	Non-Spanish Finance Parties, provided they do not act through a permanent establishment in Spain (other than in their capacity as Lenders) shall supply the Facility Agent (which shall forthwith deliver a copy thereof to the Company) prior to the due date for payment of any fees hereunder with a certificate of residence issued by the pertinent fiscal administration, proving that such Finance Party is resident in a State which has signed and ratified a double taxation treaty with Spain for the purposes of such double taxation treaty.

(b)	As such certificates are, at the date hereof, only valid for a period of one year, or if the case may be for the period set forth in the double taxation treaty that would be applicable, each Lender or Finance Party will be required to supply further certificates upon expiry of the previous certificate in relation to any further payment of interest or fees.

13.	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement.

13.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

13.3	Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

14.	MITIGATION

14.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality, or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(d)	A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State or London, as the Facility Agent may notify to that Party for this purpose by not less than five Business Days’ prior notice.

15.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

15.3	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Euros.

15.4	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.5	No set-off or counterclaim

All payments made by the Company under the Finance Documents must be made without set-off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement (other than pursuant to the Extension Option) interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	This Clause will override any appropriation made by the Company.

16.	REPRESENTATIONS

16.1	Representations

The representations set out in this Clause are made by the Company to each Finance Party.

16.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of Spain.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

16.3	Powers and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into and performance and delivery of, the Offer and the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

Subject to the Reservations, each of its obligations under the Finance Documents to which it is a party is its legally binding, valid and enforceable obligation under the laws of the jurisdiction to which those opinions referred to in the definition of Reservations set out in Clause 1.1 (Definitions) relate.

16.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or other document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

16.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

(b)	Subject as set out below, no other event is outstanding which constitutes a breach of or default under:

(i)	any agreement or other document; or

(ii)	any law or regulation,

in either case which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

16.7	Authorisations

All authorisations (other than any authorisations required in connection with the Offer) requited by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

16.8	Financial statements

The audited consolidated Financial statements of the Group most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	give a true and fair view of the consolidated financial condition of the Group as at the date to which they were drawn up.

16.9	No material adverse change

There has been no material adverse change in the consolidated financial condition of the Group (taken as a whole) since the date to which the audited consolidated financial statements of the Group most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements) were drawn up.

16.10	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which would be reasonably likely to be adversely determined and so determined, would be reasonably likely to have a Material Adverse Effect.

16.11	Environmental compliance

Each member of the Group has complied in all respects with all Environmental Law to the extent that non-compliance would reasonably be expected to have a Material Adverse Effect.

16.12	Information Memorandum

(a)	In this Clause 16.12, Information Memorandum means the information memorandum to be prepared on behalf of, and approved by, the Company in connection with this Agreement.

(b)	The factual information contained in the Information Memorandum was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(c)	The projections contained in the Information Memorandum have been prepared as at its date, on the basis of recent historical information and assumptions believed by the Company to be reasonable and have been provided by the Company in good faith after due enquiry as to their accuracy.

(d)	The Information Memorandum did not omit as at its date any information which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect.

(e)	As at the date of this Agreement, nothing has occurred since the date of the Information Memorandum which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect.

16.13	Borrowing

As at the date of this Agreement no member of the Group has outstanding any Financial Indebtedness which would not be permitted to be outstanding under Clauses 19.7 (Financial Indebtedness) or 19.8 (Priority indebtedness).

16.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.15	Taxes on payments

All amounts payable by it under the Finance Documents may be made without any Tax Deduction imposed or levied by Spain or any taxing authority in Spain, provided that any Finance Party to whom the Company may pay such amount is a Qualifying Lender who has supplied the tax certificate described in Clause 12.6 (Tax certificates) (if so required pursuant to that Clause).

16.16	Stamp duties

No stamp or registration duty or similar Tax or charge is imposed or levied by Spain or any taxing authority in Spain in respect of this Agreement, a Fee Letter or a Transfer Certificate in the form set out in Schedule 5 (Form of Transfer Certificate).

16.17	Immunity

(a)	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

16.18	Security Interest

The execution of this Agreement, and the exercise by the Obligors of their rights or performance of their obligations under this Agreement, will not result in the existence of, or oblige any member of the Group to create, any Security Interest over all or any part of its present or future assets which would not be permitted to be created pursuant to Clause 19.5 (Negative pledge).

16.19	Jurisdiction/governing law

Subject to the Reservations:

(a)	its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

16.20	Times for making representations

(a)	The representations set out in this Clause are made by the Company on the date of this Agreement (except for that in Clause 16.12 (Information Memorandum), which shall be made on the date of the Information Memorandum).

(b)	The Repeating Representations are deemed to be repeated by the Company on the date of each Request, the first day of each Term and, at any time whilst no Loan is outstanding, any date falling 90 days after the date on which those representations where last made or repeated.

(c)	When a representation in Clause 16.6(a) (No default) is repeated on the first day of a Term for the Loan (other than the first Term for the Loan) the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years; and

(ii)	its interim financial statements for the first half-year of each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited consolidated financial statements, and in any event within 180 days; and

(ii)	in the case of the Company’s interim financial statements, and in any event within 90 days,

of the end of the relevant financial period

17.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

17.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements, sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Company and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statements, its auditors.

17.4	Information - miscellaneous

The Company must (subject to applicable legal or regulatory requirements and any confidentiality undertakings with third parties which are in force as at the date of this Agreement and binding on the Company) supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly on request, a list of the then current Material Subsidiaries; and

(d)	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

17.5	Notification of Default

(a)	The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it

17.6	Year end

The Company must not change its financial year end.

17.7	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted

If the circumstances in paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

17.8	Know your customer requirements

(a)	Subject to paragraph (b) below, the Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	The Company is only required to supply any information under paragraph (a) above, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of;

(i)	the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Company after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(c)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

18.	FINANCIAL COVENANTS

18.1	Definitions

In this Clause:

Consolidated Cash and Cash Equivalents means, at any time:

(a)	cash in hand or on deposit with any Acceptable Bank; and

(b)	Cash Equivalents,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings

Consolidated EBITDA means the consolidated net operating profit of the Group for a Measurement Period:

(a)	including, for the purposes of Clause 18.3 (Leverage) only, the net operating profit of the Target and its Subsidiaries and any member of the Group or any business or assets, in each case, acquired during that Measurement Period for the part of that Measurement Period when it is not or was not a member of the Group and/or the business or assets are not or were not owned by a member of the Group; and

(b)	excluding the net operating profit attributable to:

(i)	any member of the Group or to any business or assets sold during that Measurement Period; or

(ii)	any Project Company,

and all as adjusted by:

(A)	for the avoidance of doubt, taking no account of any extraordinary item;

(B)	adding back depreciation and amortisation; and

(C)	for the avoidance of doubt, taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

Consolidated Interest Payable means all interest and other financing charges (whether, in each case, paid, payable or capitalised), incurred by the Group during a Measurement Period.

Consolidated Interest Receivable means all interest and other financing charges received or receivable by the Group during a Measurement Period.

Consolidated Net Interest Payable means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Measurement Period.

Consolidated Total Borrowings means the aggregate Financial Indebtedness of members of the Group excluding:

(a)	Financial Indebtedness falling under paragraph (h) of the definition of that term in Clause 1.1 (Definitions));

(b)	Financial Indebtedness permitted under paragraphs (x), (xi) or (xii) of Clause 19.7(b) (Financial Indebtedness); and

(c)	for the purposes of 18.3 (Leverage) only, any Financial Indebtness under this Agreement to the extent that the Offer Settlement Date has not occurred before or during the relevant Measurement Period.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents

18.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than Euros is to be taken into account at its Euro equivalent calculated on the basis of:

(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Euros at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

18.3	Leverage

The Company must ensure that Consolidated Total Net Borrowings do not, at the end of each Measurement Period commencing with the Measurement Period ended 31 December 2006, exceed 5.25 times Consolidated EBITDA for that Measurement Period.

18.4	Interest cover

The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Net Interest Payable is not, in respect of each Measurement Period commencing with the Measurement Period ended 31 December 2006, less than 2.75 to 1.

19.	GENERAL COVENANTS

19.1	General

The Company agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to a member or members of the Group, the Company must ensure that any member of the Group which is its Subsidiary performs that covenant.

19.2	Authorisations

The Company must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

19.4	Pari passu ranking

The Company must ensure that

(a)	its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally; and

(b)	if any of its other creditors’ rights are raised to the status of a public document (escritura pública or póliza) it will raise this Agreement to the status of a public document (escritura pública or póliza).

19.5	Negative pledge

(a)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of business;

(iii)	any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement but only for the period of six months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(iv)	Security Interests arising in relation to retention of title or similar arrangements arising in the ordinary course of trading and on the suppliers’ standard terms of business;

(v)	Security Interests arising in relation to any pre-judgment legal process or any judgment relating to security for costs;

(vi)	Security Interests granted over VAT accounts in respect of the VAT facilities of the Group;

(vii)	Security Interests to secure Project Debt over the relevant Project Assets, shareholder debt and shares in the relevant Project Companies; and

(viii)	any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding subparagraphs) does not exceed €250,000,000 or its equivalent at any time.

(c)	No member of the Group may sell, transfer or otherwise dispose of any of its assets on terms where such asset is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of that asset save where the amount raised or cost of such asset when aggregated with any Financial Indebtedness falling within Clauses 19.7(b)(xiii) (Financial Indebtedness) (in the case of any such transaction entered into by any member of the Group) or 19.8(b)(xiv) (Priority indebtedness) (in the case of any such transaction entered into by any member of the Group other than the Company) does not exceed €4,000,000,000 or €1,000,000,000 respectively.

19.6	Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets,

(b)	Paragraph (a) does not apply to:

(i)	any disposal made in the ordinary course of trading of the disposing entity;

(ii)	any disposal by a wholly-owned member of the Group to another wholly-owned member of the Group;

(iii)	disposals of cash not otherwise prohibited under this Agreement;

(iv)	any disposal on arm’s-length terms which does not breach any other terms of this Agreement other than a disposal of any Relevant Asset or any Shares;

(v)	a disposal required to create a Security Interest permitted under Clause 19.5 (Negative pledge) other than any such Security Interest over Shares; or

(vi)	any disposal of any Relevant Asset on arm’s length terms where an amount equal to the net proceeds are (to the extent required by that clause) applied in accordance with Clause 8.3 (Mandatory prepayment - disposals and refinancing).

19.7	Financial Indebtedness

(a)	Except as provided below, no member of the Group may incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness owed by a member of the Group to another member of the Group;

(iii)	any Financial Indebtedness of any person (other than the Target) acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of acquisition;

(iv)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(v)	any Financial Indebtedness the proceeds of which are applied in accordance with Clause 8.3 (Mandatory prepayment - disposals and refinancing);

(vi)	Financial Indebtedness that is subordinated to obligations of the Company under the Finance Documents to the satisfaction of the Majority Lenders;

(vii)	an amount of Financial Indebtedness equal to the aggregate cash and Cash Equivalents of members of the Group;

(viii)	an aggregate amount of Financial Indebtedness not exceeding €1,300,000,000 incurred by any member of the Group in Mexico, Central or South America;

(ix)	following the Offer Settlement Date, an aggregate amount of Financial Indebtedness not exceeding the Financial Indebtedness of members of the Target Group as at the Offer Settlement Date;

(x)	Financial Indebtedness in respect of any aval issued to support obligations of any member of the Group arising in the ordinary course of business under construction contracts;

(xi)	Financial Indebtedness in respect of avales issued to Tax authorities to support any obligations of any member of the Group to pay Tax which are being contested in good faith on reasonable grounds on the basis of independent professional advice provided that the aggregate amount of such indebtedness does not exceed €500,000,000 at any time;

(xii)	Project Debt and LNG Plant Debt; or

(xiii)	Financial Indebtedness not otherwise permitted pursuant to the preceding paragraphs of this Clause 19.7(b) which in aggregate and together with the amount raised or cost of assets falling within the exception to Clause 19.5(c) (Negative pledge) does not exceed €4,000,000,000.

19.8	Priority indebtedness

(a)	Except as provided below, no member of the Group other than the Company may incur any Financial Indebtedness or provide any guarantee, indemnity or other assurance against loss in respect of any Financial Indebtedness of the Company.

(b)	Paragraph (a) does not apply to:

(i)	an amount of Financial Indebtedness equal to the aggregate Financial Indebtedness of members of the Target Group (other than Financial Indebtedness owed by one member of the Target Group to another member of the Target Group) on the Offer Settlement Date;

(ii)	any Financial Indebtedness owed by a member of the Group to another member of the Group;

(iii)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of acquisition;

(iv)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(v)	Financial Indebtedness that is subordinated to obligations of the Company under the Finance Documents to the satisfaction of the Majority Lenders;

(vi)	an aggregate amount of Financial Indebtedness not exceeding €1,300,000,000 incurred by any member of the Group in Mexico, Central or South America;

(vii)	an amount of Financial Indebtedness equal to the aggregate cash and Cash Equivalents of members of the Group (other than the Company);

(viii)	any Financial Indebtedness the proceeds of which are applied in accordance with Clause 8.3 (Mandatory prepayment - disposals and refinancing);

(ix)	following the Offer Settlement Date, an aggregate amount of Financial Indebtedness not exceeding the Financial Indebtedness of members of the Target Group as at the Offer Settlement Date;

(x)	Financial Indebtedness in respect of any aval issued to support obligations of any member of the Group arising in the ordinary course of business under construction contracts;

(xi)	Financial Indebtedness in respect of avales issued to Tax authorities to support any obligations of any member of the Group to pay Tax which are being contested in good faith on reasonable grounds on the basis of independent professional advice provided that the aggregate amount of such indebtedness does not exceed €500,000,000 at any time;

(xii)	Project Debt and LNG Plant Debt;

(xiii)	Financial Indebtedness incurred by Gas Natural Finance B.V. and Gas Natural Capital Markets S.A. falling within the limit set out in Clause 19.7(b)(xiii) (Financial Indebtedness) and not otherwise permitted pursuant to the preceding paragraphs of this Clause 19.8(b); or

(xiv)	Financial Indebtedness falling within the limit set out in Clause 19.7(b)(xiii) (Financial Indebtedness) and not otherwise permitted pursuant to the preceding paragraphs of this Clause 19.8(b) provided that such indebtedness does not in aggregate and together with the amount raised or cost of assets falling within the exception to Clause 19.5(c) (Negative pledge) other than as a result of a transaction entered into by the Company exceed €1,000,000,000.

19.9	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Group as a whole from that carried on at the date of this Agreement save as results from the acquisition of the Shares pursuant to the Offer, the disposal of any MOU Asset or any disposal required by law or regulation in connection with the Offer.

19.10	Mergers

(a)	The Company may not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

(b)	Paragraph (a) does not apply to:

(i)	a merger with the Target in accordance with Section 233 et seque of the Spanish Companies Act (Ley de Sociedades Anónimas);

(ii)	any merger with a member of the Group which does not result in a reduction in:

(A)	any long term credit rating assigned to the Company or its debt (and not for the avoidance of doubt, the Group as a whole); or

(B)	if at any time the Company does not have any such long term credit rating assigned to it, a reduction in any material respect in the creditworthiness of the Company; or

(iii)	any demerger of any Relevant Asset for the purpose of facilitating a disposal of that asset.

19.11	Acquisitions

(a)	Except as provided below, no member of the Group may make any acquisition or investment.

(b)	Paragraph (a) does not apply to:

(i)	acquisitions or investments made in the ordinary course of trade;

(ii)	the acquisition of Shares;

(iii)	any acquisition by a member of the Group occurring as a result of a disposal permitted under Clause 19.6 (Disposals); or

(iv)	acquisitions where the aggregate consideration for all such acquisitions (when aggregated with the consideration of any other acquisition not allowed under the preceding subparagraphs) does not exceed €1,000,000,000 or its equivalent.

(c)	Paragraph (a) will not apply to any acquisition or investment if the Company delivers to the Facility Agent a certificate:

(i)	signed by an authorised signatory of the Company;

(ii)	certifying that:

(A)	the ratio of Consolidated Total Net Borrowings (as at a date no earlier than five Business Days prior to such acquisition or investment) to Consolidated EBITDA for the Measurement Period ending on the last day of a month ending not more than 45 days prior to such acquisition or investment, in each case for the Group did not exceed 4.00 to 1; and

(B)	the amount of any Financial Indebtedness that will be incurred or acquired directly or indirectly to fund, or otherwise in connection with or as a result of, that acquisition or investment,

and for the purpose of that certificate, Consolidated Total Borrowings shall be adjusted to include an amount equal to any Financial Indebtedness that will be incurred or acquired directly or indirectly to fund, or otherwise in connection with or as a result of, that acquisition or investment.

19.12	Environmental matters

(a)	Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so is reasonably likely to have a Material Adverse Effect or results in any liability for a Finance Party.

(b)	The Company must promptly upon becoming aware notify the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

19.13	Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

20.	OFFER COVENANTS

20.1	Announcements

Unless required by any law or regulation, the Company must not make any statement or announcement (other than any Offer Document) containing any information or statement concerning the Finance Documents or the Finance Parties without the prior approval of the Arrangers.

20.2	Authorisations

The Company must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation in connection with the Offer as and when required by a competent authority or by law or regulation.

20.3	Compliance

The Company must comply in all respects with:

(a)	the terms and conditions of any authorisation referred to in Clause 20.2 (Authorisations); and

(b)	all laws and regulations relevant in the context of the Offer, including the Law 24/1988 of July 28 on the Securities Market (as amended) as developed by Spanish Royal Decree 1197/1991 (dated 26 July 1991) on Public Tender Offers (as amended).

20.4	Information

The Company must promptly supply to the Facility Agent:

(a)	copies of the U.S. Offer Document and all other documents, notices or announcements received or issued by it in relation to the Offer;

(b)	on request and to the extent available to it, details of the current level of acceptances of the Offer;

(c)	notification of any amendment to any Offer Documents;

(d)	notification of any amendment to or waiver of any condition of or any referral in relation to the Offer; and

(e)	any other information regarding the progress of the Offer as the Facility Agent may reasonably request.

20.5	Increase in Offer

(a)	Except with the prior consent of all the Arrangers, the Company must not increase the cash element of the consideration payable for the Shares specified in the Spanish Offer Document.

(b)	The Company shall ensure that, unless all the Arrangers have previously consented, no action is taken by or on behalf of itself, any of its Subsidiaries or any person acting in concert with it or any of its Subsidiaries which would or may result in any increase or obligation to increase the cash element of the consideration for the Shares specified in the Spanish Offer Document.

(c)	The Company may only increase the cash element of the consideration payable for the Shares under the Offer if the amount of such increase is supported by either:

(i)	an increase in amount of the Avales; or

(ii)	the Company depositing cash with the CNMV.

20.6	Amendments and waivers of the Offer

(a)	Save as permitted under Clause 20.5 (Increase in Offer), the Company must not, without the prior written consent of the Majority Lenders, waive or amend any condition of the Offer in any respect which would be reasonably likely to have a Material Adverse Effect.

(b)	If the Company becomes aware of any event which, if not waived, would entitle the Company (with or without the consent of the CNMV) to withdraw or lapse the Offer, the Company must promptly notify the Facility Agent.

(c)	At any time after any notification under paragraph (b) above the Company may, and shall, promptly on request by the Facility Agent, describe in reasonable detail the steps being taken by the Company to mitigate the effects of event referred to in that paragraph.

(d)	If, notwithstanding such explanation, the Facility Agent (acting on the instructions of the Majority Lenders) considers that the relevant event referred to in paragraph (b) above has, or is reasonably likely to have, a Material Adverse Effect, the Company shall, if so directed by the Facility Agent (acting on the instructions of the Majority Lenders) withdraw, terminate and lapse the Offer.

20.7	Level of acceptances

(a)	The Company must procure that the minimum acceptance level in respect of the Offer is not waived unless:

(i)	notwithstanding such waiver the Company will acquire beneficially:

(A)	seventy-five per cent. (75%) or more;

(B)	if the term of the Offer relating to the removal of limitations on voting rights in the Target has been satisfied, more than fifty per cent, (50%),

in each case, of the issued voting share capital of the Target pursuant to the Offer; or

(ii)	the Company has demonstrated to the reasonable satisfaction of the Arrangers that, notwithstanding the waiver there is a reasonable likelihood of the Company gaining effective control of the Target within one month of the Offer Settlement Date.

(b)	For the purpose of paragraph (a), effective control means the ability to exercise sufficient voting power to effect a merger of the Company and the Target and to appoint and remove a majority of directors.

20.8 Confirmation of Settlement

The Company shall, immediately after receipt of such confirmation from the SCLV, file a confirmation with the CNMV that settlement of the purchase price for the Shares acquired pursuant to the Offer has occurred and procure that each Aval is released to the relevant Issuing Bank.

21.	DEFAULT

21.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

21.2	Non-payment

The Company does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is remedied within three Business Days of the due date.

21.3	Breach of other obligations

(a)	The Company does not comply with any term of Clauses 19.4 (Pari passu ranking), 19.5 (Negative pledge), 19.6 (Disposals), 19.7 (Financial Indebtedness), 19.8 (Priority indebtedness), 19.11 (Acquisitions), Clause 20 (Offer Covenants), Clause 18 (Financial Covenants) or any obligation to provide cash cover; or

(b)	the Company does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 days of the earlier of the Facility Agent giving notice and the Company becoming aware of the non-compliance.

21.4	Misrepresentation

A representation made or repeated by the Company in any Finance Document or in any document delivered by or on behalf of the Company under any Finance Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within 30 days of the earlier of the Facility Agent giving notice and the Company becoming aware of the misrepresentation.

21.5	Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described) but taking into account any applicable grace periods; or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than €20,000,000 or its equivalent or is being contested in good faith on reasonable grounds on the basis of independent legal advice.

21.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on its debts generally or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with its creditors for the rescheduling of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness under the Finance Documents or by reason of actual of anticipated financial difficulties.

If a moratorium occurs in respect of the indebtedness of any Material Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

21.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement in respect of the indebtedness under the Finance Documents or with its creditors generally;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

21.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects the whole or any substantial part of the property, undertaking or assets of a Material Group Member and is not discharged within 30 days.

21.9	Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on the whole or substantially the whole of its business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal permitted under this Agreement.

21.10	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective or is alleged by the Company to be ineffective in any respect for any reason.

(c)	The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Litigation

Any litigation, arbitration or administrative proceedings or governmental or regulatory investigations, proceedings or disputes are current or, to it’s knowledge, pending or threatened against a Material Company which are or are reasonably likely to be determined adversely to it and which, if so adversely determined, would have a Material Adverse Effect.

21.12	Material adverse change

Any event or series of events occurs in the financial condition of the Group taken as a whole, which would be reasonably likely to have a material adverse effect on the ability of the Company to comply with its obligations under the Finance Documents.

21.13	Demand under Avales

Any demand is made under an Aval unless:

(a)	the conditions precedent set out in Clause 4.3 (Conditions precedent to Utilisation by way of Loan) have been satisfied or waived as at the date of such demand; or

(b)	a Loan arises under Clause 6.8(f) (Settlement of Claims under Lenders’ Indemnity).

21.14	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(c)	declare that full cash cover in respect of each Aval is immediately due and payable.

Any notice given under this Clause will take effect in accordance with its terms

21.15	Clean-Up Period

Notwithstanding any term of this Agreement any event or circumstance which is in existence on the Offer Result Date and which would constitute an Event of Default will be deemed not to constitute an Event of Default:

(a)	during the Clean Up Period to the extent that:

(i)	such Event of Default results from a default under or in respect of the existing Financial Indebtedness of the Target caused by the change of control occurring as a result of the Offer; or

(ii)	such event or circumstances:

(A)	relate solely to a member or members of the Target Group; and

(B)	have not been procured or approved by the Company or its Subsidiaries (excluding, for the avoidance of doubt, any member of the Target Group); and

(b)	during the period commencing on the Offer Result Date and ending on the date 180 days after the Offer Result Date to the extent that such event or circumstances relate:

(i)	solely to a member or members of the Target Group incorporated in South America; and

(ii)	have not been procured or approved by the Company or its Subsidiaries, including at any time after the Clean Up Period any member of the Target Group not incorporated in South America.

22.	THE ADMINISTRATIVE PARTIES

22.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

22.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

22.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

22.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.

22.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

22.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

22.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

22.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

22.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders

22.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

22.11	Indemnities

(a)	Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

22.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

22.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

22.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

22.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any Certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3 Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

24.	FEES

24.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed the Fee Letter between the Facility Agent and the Company.

24.2	Management fee

The company must pay to the Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Arrangers and the Company.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i) that Finance Party receiving an amount in respect of the Company’s liability under the Finance Documents; or

(ii) that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document

Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Offer indemnity

(a)	In this Clause, relevant litigation means any litigation proceeding, arising, pending or threatened against a Finance Party in connection with or arising out of any Finance Document or the Offer (whether or not made).

(b)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of any relevant litigation, unless it is caused by the gross negligence or wilful misconduct of that Finance Party.

(c)	A Finance Party must notify the Company promptly upon becoming aware, and in reasonable detail, of any relevant litigation and must keep the Company informed of its progress.

(d)	A Finance Party must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable) both its interests and the interests of the Company.

(e)	A Finance Party may only concede or compromise any claim in respect of any relevant litigation if it has consulted the Company before so doing.

(f)	Notwithstanding paragraphs (c) to (e) above, a Finance Party is not required to disclose to the Company any matter:

(i)	in respect of which it is under a duty of non-disclosure or which is subject to any attorney/client privilege; or

(ii)	which relates to a Finance Party’s policy or other extrinsic matters.

(g)	The Company must keep confidential any information disclosed by a Finance Party to it under this Clause.

25.3	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by the Company to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Credit not being made after a Request has been delivered for that Credit; or

(iv)	a Credit (or part of a Credit) not being prepaid in accordance with a notice of prepayment.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Credit.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

25.4	Break Costs

(a)	Except as otherwise provided in this Agreement, the Company must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Clause.

26.	EXPENSES

26.1	Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

26.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.

26.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause:

(i)	any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders, other than any amendment or waiver which relates to an increase or extension of a Commitment; and

(ii)	any amendment or waiver of any term of the Finance Documents which relates to an increase or extension of a Commitment may be made with the agreement of each Lender that is increasing or extending its Commitment and the Majority Lenders.

The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause other than an increase or extension of a Lender’s own Commitment.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an extension of the Total Commitments;

(v)	a term of a Finance Document which expressly requires the consent of each Lender;

(vi)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(vii)	this Clause,

may only be made with the consent of all the Lenders

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

27.5	Replacement of Lender

(a)	If at any time any Lender becomes a Non-Consenting Lender then the Company or the Facility Agent may, on 10 Business Days prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other person (a Replacement Lender) selected by the Company or the Facility Agent, and which (in the case of a selection by the Company) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest (and any Breakage Costs) and fees and other amounts payable hereunder.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or an Issuing Bank;

(ii)	neither the Facility Agent nor any Arranger nor any Lender shall have any obligation to the Company to find a Replacement Lender or other such entity;

(iii)	such replacement must take place no later than 90 days after the date the Non-Consenting Lender notified the Company and the Facility Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this Clause be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

28.	CHANGES TO THE PARTIES

28.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Clause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of €5,000,000.

(c)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender.

On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender

(d)	Unless otherwise agreed by each Issuing Bank, until the Final Release Date has occurred no assignment or transfer of any Lender’s rights and obligations under the Facility may be effected unless:

(i)	the New Lender is an Acceptable Transferee; or

(ii)	the New Lender has provided cash cover in accordance with Clause 28.8 (Cash Cover) below to each Issuing Bank whose consent to such transfer has not been obtained.

(e)	The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(f)	Unless:

(i)	the Facility Agent otherwise agrees; or

(ii)	such transfer occurs as a part of primary syndication; or

(iii)	such transfer is to an affiliate of the transferor or to another Lender,

the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,500.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

28.3	Procedure for transfer by way of novations

(a)	In this Clause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable (and in any event, within no more than five Business Days) a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

28.4	Obligation of the Company

Promptly upon such transfer, the Company shall notify the Balanza de Pagos of the Bank of Spain (Banco de Espana) of any assignment, novation or other transfer of any credit coveted by the current NOF issued by the Bank of Spain.

28.5	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

28.6	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment or Increased Cost and effectively reduced the Tax Payment or Increased Cost (in which case only the reduced Tax Payment or Increased Cost will be payable by the Company) the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.7	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.8	Cash Cover

(a)	If a New Lender is not an Acceptable Transferee, the relevant New Lender will, as a condition to any assignment or transfer to that New Lender pursuant to this Clause 28 taking effect, if so requested by an Issuing Bank deposit with each Issuing Bank (in such bank account at such bank as it shall promptly notify to the Facility Agent from time to time for such purpose) an amount equal to, and on account of, the maximum potential liability of such New Lender to that Issuing Bank under Clause 6.5 (Lenders’ Indemnity).

(b)	If the higher of the long term credit ratings assigned to a Lender and the long term credit ratings assigned to any entity which provides a guarantee in respect of the obligations of that Lender under Clause 6.7 (Lenders’ Indemnity) are not or cease to be equal to or higher than A3 by Moody’s and A- by Standard & Poor’s, the relevant Lender will, within three Business Days of request by an Issuing Bank deposit with the relevant Issuing Bank (in such bank account at such bank as it shall promptly notify to the Facility Agent from time to time for such purpose) an amount equal to, and on account of, the maximum potential liability of such New Lender to that Issuing Bank under Clause 6.5 (Lenders’ Indemnity).

(c)	Each Issuing Bank shall be entitled to apply such deposit (by application of funds, set-off, combination of accounts or otherwise as that Issuing Bank shall determine) against amounts due to it from time to time from such New Lender under Clause 6.5 (Lenders’ Indemnity) and the Issuing Banks will so apply such amounts if directed to do so by the relevant Lender at any time after a demand has been made under the relevant Aval.

(d)	Any such deposit shall be on terms that the Issuing Banks shall only be required to repay such deposit to or to the order of such New Lender on the relevant Aval Release Date (to the extent that such funds have not been applied in accordance with Clause 28.8(c)) or on compliance in full by such New Lender with its obligations to the Issuing Banks under Clause 6.5 (Lenders’ Indemnity).

(e)	Any such deposit shall be denominated in Euro and shall bear interest at a deposit rate calculated on the aggregate amount of the deposit, on the basis of a year of 360 days for the actual number of days elapsed. Such interest shall be payable (subject to deduction of Tax if so required by applicable law) by the Issuing Banks to such New Lender quarterly in arrears (or as otherwise agreed) until repayment of the deposit or application of the deposit by the Issuing Banks against the obligations of such Bank to it under Clause 6.5 (Lenders’ Indemnity).

29.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Company.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	Each Finance Party acknowledges that some of the information provided to it directly or indirectly by the Company under this Agreement is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use such information for any unlawful purpose.

(d)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by the Company under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

Without prejudice to the exception contained in paragraph 31.3(b), the pro rata sharing rule will also be applicable if a recovering Lender has received any amounts under article 91.6 of Law 22/2003, 9 July, on Insolvency (Concursal), save where that recovering Lender, before initiating the relevant insolvency proceedings of the Company, offered to the Lenders through the Facility Agent the opportunity to initiate such insolvency proceedings jointly with it, and such joint application has not been agreed within a maximum period of 10 Business Days.

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the Company will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause:

(a)	a recovering Lender need not pay a redistribution to the extent that:

(i)	it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

(ii)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(iii)	the recovering Lender notified the Facility Agent of those proceedings; and

(iv)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them; and

(b)	if the Company is declared insolvent (en concurso), recovering Lenders which are not related entities to the insolvent (as defined by article 93 of Law 22/2003, 9 July, on Insolvency) will not be obliged to redistribute any payment to any Lender which is a related entity with regard to the insolvent.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Attention:	Hila Barcas
Address:	Pza. Catalunya 1, 3°A Edifico El Triangle 08002 Barcelona
E-mail:	hbarcas@gasnatural.com
Fax:	+34 93 402 9301

(c)	The contact details of the Facility Agent for this purpose are:

Attention:	Pascual Gil Sorribas
Address:	Av. Diagonal, 621-629; 08028 Barcelona
E-mail:	pgil@lacaixa.es
Fax:	+34 93 404 6466

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

34.4	The Company

All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and the Company waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

37.2	Service of process

(a)	The Company irrevocably appoints Freshfields Bruckhaus Deringer of 65 Fleet Street, London EC4Y 1HS (attention David Winfield Esq. cc Litigation Department Managing Partner) as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company must immediately appoint another agent on terms acceptable to the Facility Agent Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	The Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

37.3	Waiver of immunity

The Company irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against the Company in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Commitments
(Euro)
Caixa d’Estalvis i Pensions de Barcelona	2,185,672,247.92
Société Générate, S.A.	2,810,150,033.04
UBS Limited	2,810,150,033.04

Total Commitments	7,805,972,314.00

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART 1

CONDITIONS PRECEDENT TO THE ISSUE OF THE AVALES

Company

1.	An extract (nota simple informativa) of the commercial register entry in respect of the Company.

2.	A certificate (certificación) of the resolution of the board of directors of the Company ratifying the terms of, and the transactions contemplated by, this Agreement including the acquisition of the Shares.

3.	A specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Company certifying that the copy of the Original Financial Statements is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that the agent of the Company for service of process under the Finance Documents in England has accepted its appointment.

Legal opinions

1.	A legal opinion of Allen & Overy, Madrid Office, legal advisers in Spain to the Arrangers and the Facility Agent, addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy, LLP, legal advisers in England to the Arrangers and the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid.

2.	A copy of the Spanish Offer Document.

3.	A copy of the Indigo MOU.

4.	A copy of the Original Financial Statements.

5.	The Fees Letters.

6.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

CONDITIONS PRECEDENT TO DRAWDOWN OF LOANS

1.	A copy of each Offer Document and any amendment to any Offer Document and the notification by the CNMV to the Company of the positive result of the Offer in accordance with Article 27.2 of The Spanish Royal Decree 1997/1991 (dated 26 July 1991) on Public Tender Offers (as amended)

2.	Evidence of the authorisation in respect of the Offer with regard to any competition matter in accordance with the following:

(a)	if tacit authorisation as set forth in article 15 bis of the Spanish Law 16/1989 (dated 17 July 1989) takes place by virtue of the expiration of the time-limit set forth therein and in the Spanish Royal Decree 1443/2001 (dated 21 December 2001), a certificate of the Company stating that such tacit authorisation has taken place in accordance therewith;

(b)	if tacit authorisation of the Council of Ministers as set forth in the relevant article of the Spanish Law 16/1989 (dated 17 July 1989) takes place by virtue of the expiration of the time-limit set forth therein and in the Spanish Royal Decree 1443/2001 (dated 21 December 2001), a certificate of the Company stating that such tacit authorisation has taken place in accordance therewith; or

(c)	if express Governmental authorisation is granted by the Counsel of Ministers or, if applicable, the Minister of Finance under 15 ter of the Spanish Law 16/1989 (dated 17 July 1989), a copy of the Governmental authorisation addressed to the Company;

(d)	if express authorisation of el Servicio de Defensa de la Competencia under Spanish law 16/1989 (dated 17 July 1989), a copy of such authorisation addressed to the Company.

3.	Evidence that, to the extent necessary in connection with the Offer, all filings have been made, clearances have been obtained, or relevant waiting or other time periods under any applicable law or regulation of any jurisdiction have expired, lapsed or terminated.

4.	A certificate from the Company confirming that:

(a)	the Offer has become unconditional in all respects other than payment for Shares;

(b)	no term or condition of the Offer with respect to any increase in the cash element of the Offer has been waived or amended in any respect without the consent of the Arrangers;

(c)	no term or condition of the Offer which would be reasonably likely to have a Material Adverse Effect (other than one described in paragraph (b) above) has been waived or amended in any respect without the consent of the Majority Lenders;

(d)	each waiver or amendment to the Offer has been disclosed to the Facility Agent; and

(e)	the Company has not agreed any arrangements with any governmental, regulatory or similar authority in order to satisfy any term or condition of the Offer which would breach Clause 20.6 (Amendments and waivers of the Offer) without the consent of the Arrangers.

5.	Payment instructions in form and substance satisfactory to the Arrangers in respect of the full amount of the Loan providing for such amounts to be paid directly to the Paying Agent or to the Issuing Banks or the CNMV as applicable.

6.	Confirmation from the Company that it has filed with the Balanza de Pagos of the Bank of Spain (Banco de Espna) the appropriate form in order to obtain a foreign transaction number (Número de Operación Financiera, hereinafter NOF).

7.	Evidence that the Shareholders of the Company have authorised the issue of shares required to be issued in connection with the settlement of the Offer.

Provided that, for the avoidance of doubt, satisfaction of the conditions under paragraphs 2 and 3 above will not be affected by the imposition of any condition imposed by any regulatory authority which does not have a Material Adverse Effect.

SCHEDULE 3

FORM OF REQUEST

To:       [        ] as Facility Agent

From:   Gas Natural SDG, S.A.

Date:    [                    ]

GAS NATURAL SDG, S.A. - €7,805,972,314 Credit Agreement

dated          September 2005 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to [borrow a Loan/arrange for Avales to be issued] on the following terms:

(a) Utilisation Date:	[ ]

(b) Amount/currency:	[ ]

(c) Term:	[ ]

3.	Our [payment/delivery] instructions are: [ ][1]

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

6.	[We attach a copy of the proposed Avales.]

By:

[                    ]

[1]	Payment instructions must specify direct payment to:

(a)	the Paying Agent in the case of a Loan drawn down to fund purchase price for Shares: or

(b)	the Issuing Banks in the case of a Loan to provide cash cover the Issuing Banks on the Aval Cash Collateralisation Date.

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

E x 0.01	per cent per annum
300

where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(ii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)	The rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)	If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

GAS NATURAL SDG, S.A. - €7,805,972,314 Credit Agreement

dated      September 2005 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ]

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	[The Lender is a U.K. Non-Bank Lender.][2]

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

(a) Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

(b) Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]		[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ]

[             ]

By:

[2] Include if applicable.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	GAS NATURAL SDG, S.A.

Date:	[ ]

GAS NATURAL SDG, S.A. - €7,805,972,314 Credit Agreement

dated          September 2005 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated EBITDA (including acquired entities) was [ ] and Consolidated Total Net Borrowings are [ ] therefore, the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA was [ ] to 1; and

(b)	Consolidated EBITDA (excluding acquired entities) was [ ] and Consolidated Net Interest Payable was [ ]; therefore, the ratio of Consolidated EBITDA to Consolidated Net Interest Payable was [ ] to 1.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                    ]

4.	We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[        ]

5.	[We confirm that no Default is outstanding as at [relevant testing date][3]

GAS NATURAL SDG, S.A.

By:
[insert applicable certification language]

for

[auditors of the Company][4]

[3]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps. If any, being taken to remedy it.

[4]	If tested annually, only include in certificate with annual accounts.

SCHEDULE 7

FORM OF INDEMNITY CLAIM NOTICE

To:	[RELEVANT LENDER][5]

From:	[RELEVANT ISSUING BANK]

Date:	[ ]

GAS NATURAL SDG, S.A. - €7,805,972,314 Credit Agreement

dated          September 2005 (the Agreement)

We refer to the Agreement. This is an Indemnity Claim Notice.

1.	We certify that

(a)	a Claimed Amount has been demanded in an amount of €[ ]; and

(b)	your share of the Claimed Amount determined in accordance with Clause 6.5(c) (Lenders’ Indemnity) amounts to €[ ].

2.	We demand payment of the amount referred to in paragraph (b) above.

3.	Payment should be made to the following account:

Account name:

Account number:

Account bank:

By:
[RELEVANT ISSUING BANK]

[5]	A copy of each Indemnity Claim Notice will, without obligation or liability, be sent to the Company.

SCHEDULE 8

FORM OF AVAL

AVAL

[        ] (el “Banco Avalista”), con domicilio social en [        ], entidad debidamente registrada en el Registro de Sociedades de [        ], con el número [        ], representada por [        ], mayor de edad, con pasaporte número [        ], y [        ], mayor de edad, con pasaporte número [        ], ambos con facultades suficientes para este acto en virtud de [        ]

AVALA

ante la COMISIÓN NACIONAL DEL MERCADO DE VALORES, y en beneficio de los accionistas de la sociedad ENDESA, S.A. que acudan a la oferta pública de adquisición formulada por la sociedad GAS NATURAL SDG, S.A., con domicilio social en [        ], y N.I F. A-[        ], inscrita en el Registro Mercantil de [        ] al tomo [        ], folio [        ], sección [        ]a, hoja número [        ] (el “Oferente”), sobre [        ] ([        ]) acciones de ENDESA, S.A. (la “Oferta”), las obligaciones de pago del precio en metálico asumidas por el Oferente en la Oferta, cuyos términos y condiciones se describen en el folleto explicativo de la misma presentado para su registro en la COMISIÓN NACIONAL DEL MERCADO DE VALORES, en cumplimiento de lo dispuesto en el Real Decreto 1197/1991 de 26 de julio sobre el Régimen de las Ofertas Públicas de Adquisición de Valores.

La cantidad máxima avalada por el Banco Avalista es de [        ] euros ([        ]).

El presente aval se otorga con carácter incondicional, irrevocable y solidario con respecto a las obligaciones de pago del Oferente derivadas de la Oferta, y con renuncia expresa a los beneficios de excusión, orden y división.

El pago de las responsabilidades dimanantes de este aval se llevará a efecto en Madrid, a primer requerimiento de la SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. (IBERCLEAR) o de la COMISIÓN NACIONAL DEL MERCADO DE VALORES (CNMV), mediante requerimiento escrito dirigido al Banco Avalista en el domicilio arriba indicado Recibido el requerimiento de pago correspondiente, el Banco Avalista procederá a efectuar el pago del importe correspondiente, en la cuenta que el requirente haya designado, transcurrido un (1) día hábil desde el día de la recepción de dicho requerimiento.

El presente aval permanecerá en vigor hasta el completo cumplimiento de las obligaciones de pago del Oferente derivadas de la Oferta o, en su caso, hasta la fecha en que la Oferta sea retirada, anulada o declarada sin efecto.

Este aval se rige por la ley espanola. El Banco Avalista, con renuncia a cualquier otro fuero que pudiera corresponderle, se somete a los tribunales de la ciudad de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretación, alcance, cumplimiento, efectos y ejecución del presente aval.

[El presente Aval ha sido inscrito en el Registro Especial de Avales de [Banco] con el numero [        ]].

En [        ], a [        ] de septiembre de dos mil cinco

[        ]

English Translation

(for information purposes only)

GUARANTEE

[        ] (the “Guarantor Bank”), with registered office at [        ], duly registered with the Companies Registry of [        ], with number [        ], represented by [        ], of legal age, with passport number [        ], and [        ] of legal age, with passport number [        ], both with sufficient powers pursuant to [insert details of relevant power of attorney]

GUARANTEES

before the COMISIÓN NACIONAL DEL MERCADO DE VALORES and for the benefit of the shareholders of ENDESA, S.A. who accept the takeover offer launched by GAS NATURAL SDG, S.A., with registered office at [        ], holder of Tax Identification Number A-[        ], registered with the Commercial Registry of [        ] at volume [        ], page [        ], section [        ]a, page number [        ] (the “Offeror”), over [insert number of shares] ([        ]) shares in ENDESA, S.A. (the “Offer”), the payment obligations of the Offeror of the cash component of the Offer, which terms and conditions are described in the Offer prospectus which has been presented for registration in the COMISIÓN NACIONAL DEL MERCADO DE VALORES, in accordance with the provisions of Royal Decree 1197/1991, 26 July, on takeover offers.

The maximum amount guaranteed by the Guarantor Bank is euro [        ] ([        ]).

This Guarantee unconditionally, irrevocably and jointly and severally guarantees the payment obligations of the Offeror arising under the Offer, with express waiver of the benefits of ranking, priority and separation (“excusión, orden y división”).

Payment of the amounts payable under this guarantee will be made in Madrid on first demand for payment made by the SECURITIES CLEARING AND SETTLEMENT SERVICE (IBERCLEAR) or by the COMISIÓN NACIONAL DEL MERCADO DE VALORES (CNMV), made in writing and addressed to the Guarantor Bank at the above address. Once the demand for payment is received, the Guarantor Bank will make the corresponding payment to the account indicated on the demand after one (1) business day from receipt of the relevant payment demand.

This guarantee will remain in full force and effect until the payment obligations of the Offeror arising under the Offer have been discharged in full or, if applicable, until the date the Offer is withdrawn, annulled or declared as without effect.

This guarantee is governed by Spanish law. The Guarantor Bank, waiving the right to any other jurisdiction which it may be entitled to, submits to the jurisdiction of the courts of the city of Madrid to resolve any dispute or disagreement that could arise in relation to the interpretation, scope, performance, effect and enforcement of this guarantee.

[This Guarantee has been registered on the Special Registry of Guarantees of [Issuing Bank] with number [        ]].

In [        ], [        ] September two thousand and five.

[Name of issuing bank]

SIGNATORIES

Company

GAS NATURAL SDG, S.A.

By:	RAFAEL VILLASECA MARCO
MANAGING DIRECTOR

Arrangers

CAIXA D’ESTALVIS I PENSIONS DE BARCELONA

By:	TOMÁS MUNIESA ARANTEGNI
DIRECTOR GENERAL ADJUNTO EJECUTIVE

SOCIÉTÉ GÉNÉRALE, S.A.

By:	GILBERT PLA
GENERAL, MANAGER

By:	ÁLVARO HUETE
MANAGING DIRECTOR

UBS LIMITED

By:	GILES BORTEN
EXECUTIVE DIRECTOR

By:	CHRISTIAN ROTHHARDT
DIRECTOR

Original Lenders

CAIXA D’ESTALVIS I PENSIONS DE BARCELONA

By:	TOMÁS MUNIESA ARANTEGNI
DIRECTOR GENERAL ADJUNTO EJECUTIVE

SOCIÉTÉ GÉNÉRALE, S.A.

By:	GILBERT PLA
GENERAL MANAGER

By:	ÁLVARO HUETE
MANAGING DIRECTOR

UBS LIMITED

By:	GILES BORTEN
EXECUTIVE DIRECTOR

By:	CHRISTIAN ROTHHARDT
DIRECTOR

Issuing Banks

CAIXA D’ESTALVIS I PENSIONS DE BARCELONA

By:	TOMÁS MUNIESA ARANTEGNI
DIRECTOR GENERAL ADJUNTO EJECUTIVE

SOCIÉTÉ GÉNÉRALE, SUCURSAL EN ESPAÑA

By:	GILBERT PLA
GENERAL MANAGER

Facility Agent

CAIXA D’ESTALVIS I PENSIONS DE BARCELONA

By:	TOMÁS MUNIESA ARANTEGNI
DIRECTOR GENERAL ADJUNTO EJECUTIVE

CAIXA D’ESTALVIS I PENSIONS DE BARCELONA (CAJA DE AHORROS Y PENSIONES DE BARCELONA) (el “Banco Avalista”), con NIF G-58 899998, con domicilio social en Barcelona, Avenida Diagonal, números 621-629, entidad debidamente registrada en el Registro Especial de Cajas de Ahorros de la Generalitat de Catalunya, con el número 1, representada por Don Tomàs Muniesa Arantegui, en su calidad de Director General Adjunto Ejecutivo, mayor de edad, con D.N.I. 37 720.074M, con facultades suficientes para este acto en virtud de la escritura de poder auiorizada por el Notario de Barcelona, Don Tomàs Gimenez Duart, el dia 4 de octubre de 2001, número 5004 de su protocolo,

A V A L A

ante la COMISION NACIONAL DEL MERCADO DE VALORES, y en beneficio de los accionistas de la sociedad ENDESA, S.A., con N.I.F. A-28/023430, que acudan a la oferta pública de adquisición formulada por la sociedad GAS NATURAL SDG, S.A. con N.I F. A-08015497, (el “Oferente”), sobre acciones de ENDESA, S.A. (la “Oferta”), las obligaciones de pago del precio en metalico asumidas por el Oferente en la Oferta, cuyos terminos y condiciones se describen en el folleto explicativo de la misma presentado para su registro en la COMISION NACIONAL DEL MERCADO DE VALORES, en cumplimiento de lo dispuesto en el Real Decreto 1197/1991 de 26 de julio sobre el Regimen de las Ofertas Publicas de Adquisicion de Valores.

La cantidad maxima avalada por el Banco Avalista es de Euros 3,183,516,358 (TRES MIL CIENTO OCHENTA Y TRES MILLONES QUINIENTOS DIECISEIS MIL TRESCIENTOS CINCUENTA Y OCHO).

El presente aval se otorga con caracter incondicional, irrevocable, y solidario con respecto a las obligaciones de pago del Oferente derivadas de la Oferta y con renuncia expresa a los beneficios de excusion, orden y división

El pago de las responsabilidades dimanantes de este aval se llevará a efecto en Madrid, a primer requerimiento de la SOCIEDAD DE GESTION DE LOS SISTEMAS DE REGISTRO, COMPENSACION Y LIQUIDACIÓN DE VALORES, S.A. (IBERCLEAR) o de la COMISION NACIONAL DEL MERCADO DE VALORES (CNMV), mediante requerimiento escrito dirigido al Banco Avalista en el domicilio arriba indicado. Recibido el requerimiento de pago correspondiente, el Banco Avalista procederá a efecluar el pago del importe correspondiente, en la cuenta que el requirente haya designado, transcurrido un (1) dia hábil desde el dia de la recepción de dicho requerimiento.

El presente aval permnanecerá en vigor hasta el completo cumplimiento de las obligaciones del pago del Oferente derivadas de la Oferta o, en su caso, hasta la fecha en que la Oferta sea retirada, anulada o declarada sin efecto.

Este aval se rige por la ley española. El Banco Avalista, con renuncia a cualquier olro fuero que pudiera corresponderle, se somete a los tribunales de la ciudad de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretacion, alcance, cumplimiento, efectos y ejecución del presente aval.

El presente aval ha asido inscrilo en el Registro Especial de Avales del Banco de Espana con el numero 9340 03 0681792-22.

En Barcelona, a tres de julio de dos mil seis.

AVAL

SOCIÉTÉ GÉNÉRALE, SUCURSAL EN ESPAÑA, (el “Banco Avalista”), con C.I.F. A-001682-B, con domicilio en Madrid, Torre Picasso, Plaza Pablo Ruiz Picasso, 1, 28020, inscrita en el Registro de Bancos y banqueros del Banco de España con el numero 108, y en su nombre y representación D. Gilbert Pla, con D.N.I. X0783247-M, con facultades suficientes para obligarle en este acto, segun resulta de la escritura otorgada ante el Notario de Madrid D. Cruz Gonzalo López-Muller Gomez, el tres de diciembre de 2001, con el número ciento sesenta y nueve de su protocolo, y Da María Azqueta Garmendia, con D.N.I. 44.555.553 E con facultades suficientes paara obligarle en este acto, según resulta de la escritura otorgada ante el Notario de Madrid D. Cruz Gonzalo López-Muller Gómez el once de diciembre de 2003, con el número tres mil trescientos seis de su protocolo.

AVALA

Ante la COMISIÓN NACIONAL DEL MERCADO DE VALORES, y en beneficio de los accionistas de la sociedad ENDESA, S.A., con N.I.F. A - 28/023430, que acudan a la oferta publica formulada por la sociedad GAS NATURAL SDG, S.A. con domicilio social en la ciudad de Barcelona, Avenida Portal de L’ Angel n° 20 y 22, y con N.I.F. A- 08015497, inscrita en el Registro Mercantil de Barcelona, al Tomo 22.147, Folio 147 y Hoja B-33172, (el “Oferente”), sobre mil cincuenta y ocho millones setecientas cincuenta y dos mil ciento diecisiete (1.058.752.117) acciones de ENDESA S.A., (la “Oferta”), las obligaciones de pago del precio en metálico asumidas por el Oferente y por Caja de Ahorros y Pensiones de Barcelona (“La Caixa”), con domicilio en la Avenida Diagonal 621-629, 08028 Barcelona y C.I.F. número G-58.89999/8, como “Agente de Picos”, en la Oferta, cuyos términos y condiciones se describen en el folleto explicativo de la misma presentado para su registro en la COMISIÓN NACIONAL DEL MERCADO DE VALORES, en cumplimiento de lo dispuesto en el Real Decreto 1197/1991 de 26 de julio sobre el Régimen de las Ofertas Publicas de Adquisición de Valores.

La cantidad máxima avalada por el Banco Avalista es de TRES MIL CIENTO OCHENTA Y TRES MILLONES QUINIENTOS DIECISEIS MIL TRESCIENTOS CINCUENTA Y OCHO (3.183.516.358) euros.

El presente aval se otorga con carácter incondicional, irrevocable y solidario con respecto a las obligaciones de pago del Oferente y del Agente de Picos derivadas de la Oferta, y con renuncia expresa a los beneficios de excusión, orden y división.

El pago de las responsabilidades dimanantes de este aval se llevará a efecto en Madrid, a primer requerimiento de la SOCIEDAD DE GESTION DE LOS SISTEMAS DE REGISTRO, COMPENSACION Y LIQUIDACION DE VALORES, S.A. (IBERCLEAR) o de la COMISIÓN NACIONAL DEL MERCADO DE VALORES (CNMV), mediante requerimiento escrito dirigido al Banco Avalista en el domicilio arriba indicado. Recibido el requerimiento de pago correspondiente, el Banco Avalista procederá a efectuar el pago del importe correspondiente, en la cuenta que el requirente haya designado, transcurrido un (1) dia hábil desde el dia de la recepción de dicho requerimiento.

El presente aval permanecerá en vigor hasta el completo cumplimiento de las obligaciones de pago del Oferente y del Agente de Picos derivadas de la Oferta o, en su caso, hasta la fecha en que la Oferta sea retirada, anulada o declarada sin efecto.

Este aval se rige por la ley española. EI Banco Avalista, con renuncia a cualquier otro fuero que pudiera corresponderle, se somete a los tribunales de la ciudad de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretación, alcance, cumplimiento, efectos y ejecución del presente aval.

El presente aval ha sido inscrito en el Registro Especial de Avales del Banco Avalista con el numero 2006/012/030.

En Madrid, a 3 de Julio de dos mil seis.

[Logo—SG Corporate & Investment Banking]

GUARANTEE

SOCIÉTÉ GÉNÉRALE, SPAIN BRANCH (the “Guarantor Bank”), with Tax ID Code A-001682-B, registered office in Madrid at Torre Picasso, Plaza Pablo Ruiz Picasso 1, 28020, registered with the Bank and Bankers Registry [Registro de Bancos y banqueros] of Banco de España under number 108, and on its behalf, Mr. Gilbert Pla, with National Identity Document X0783247-M, having sufficient powers to hereby bind it, as results from the notarial instrument executed before the Notary of Madrid, Mr. Cruz Gonzalo López-Muller Gomez on the third day of December 2001, and recorded in his notarial record book under number one hundred sixty-nine, and Mr. María Azqueta Garmendia, with National Identity Document 44.555.553 E, with sufficient powers to hereby bind it, as results from the notarial instrument executed before the Notary of Madrid, Mr. Cruz Gonzalo López-Muller Gómez on the eleventh day of December, 2003, and recorded in his notarial record book under number three thousand three hundred seven

GUARANTEES

before the NATIONAL SECURITIES MARKET COMMISSION [COMISIÓN NACIONAL DEL MERCADO DE VALORES], and for the benefit of the shareholders of the company ENDESA, S.A., with Tax ID Code A-28/023430, who participate in the public offering made by the company GAS NATURAL SDG, S.A., with its registered office in the city of Barcelona, Avenida Portal de l’Angel No. 20 y 22, and with Tax ID Code A-08015497, registered with the Commercial Registry of Barcelona in Book 22.147, folio 147 and page number B-33172 (the “Offeror”), for one thousand fifty-eight million seven hundred fifty-two thousand one hundred and seventeen (1,058,752,117) shares of ENDESA, S.A. (the “Offer”), the cash price payment obligations assumed by the Offeror and by Caja de Ahorros y Pensiones de Barcelona (“La Caixa”), with its registered office at Avenida Diagonal 621-629, 08028 Barcelona, and Tax ID Code number G-58.89999/8, as “Odd-lot Agent,” under the Offer the terms and conditions of which are described in the prospectus filed for registration with the NATIONAL SECURITIES MARKET COMMISSION, in compliance with the provisions of Royal Decree 1197/1991, of July 26, on Rules Applicable to Public Tender Offers.

The maximum amount guaranteed by the Guarantor Bank is THREE THOUSAND ONE HUNDRED EIGHTY-THREE MILLION FIVE HUNDRED SIXTEEN THOUSAND THREE HUNDRED FIFTY EIGHT (3,183,516,358) euros.

This guarantee is given as an unconditional, irrevocable and joint and several guarantee in respect of the payment obligations assumed by the Offeror and the Odd-lot Agent under the Offer, and with the express waiver of the right to require the prior exhaustion of the debtor’s assets, of the right to require the prior exhaustion of remedies against the debtor, and of the benefit of division of the debt [beneficios de excusión, orden y division].

Payment of the obligations arising from this guarantee shall be made in Madrid, immediately upon demand by the SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. (IBERCLEAR) or by the NATIONAL SECURITIES MARKET COMMISSION (CNMV), by means of a written demand sent to the Guarantor Bank at the above-mentioned address. After receiving the corresponding demand for payment, the Guarantor Bank shall make payment of the required amount into the account designated by the demanding party [within] one (1) business day of the date of receipt of such demand.

This guarantee shall remain in effect until full compliance with the payment obligations assumed by the Offeror and the Odd-lot Agent under the Offer, or until the date on which the Offer is withdrawn, invalidated or held to be of no effect, as the case may be.

This guarantee is governed by Spanish law. The Guarantor Bank submits to the jurisdiction of the courts of the city of Madrid, thus waiving any other jurisdiction to which it might resort, for the resolution of any dispute or controversy that might arise in connection with the interpretation, scope, performance, effects and enforcement of this guarantee.

This guarantee has been entered in the Guarantor Bank’s Special Register of Guarantees [Registro Especial de Avales] under number 2006/012/030.

In Madrid, on July 3 of two thousand and six.

[Illegible signatures]